SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

[Amendment No.     ]

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☐	Soliciting Material under § 240.14a-12

MOODY’S CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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March 19, 2008

Dear Stockholder:

You are cordially invited to attend the 2008 Annual Meeting of Stockholders of Moody’s Corporation to be held on Tuesday, April 22, 2008, at 9:30 a.m. at the Company’s offices at 7 World Trade Center, 250 Greenwich Street, New York, New York.

The Notice of Annual Meeting and Proxy Statement accompanying this letter describe the business to be acted upon at the meeting. The Annual Report for the year ended December 31, 2007 is also enclosed.

Your vote is important. Please vote your shares whether or not you plan to attend the meeting. In addition to voting in person or by mail, stockholders of record have the option of voting by telephone or via the Internet. If your shares are held in the name of a bank, broker or other holder of record, please check your proxy card or other voting instructions to see which of these options are available to you.

Sincerely,

Raymond W. McDaniel, Jr.
Chairman and Chief Executive Officer

MOODY’S CORPORATION

7 World Trade Center

250 Greenwich Street

New York, New York 10007

NOTICE OF 2008 ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

The 2008 Annual Meeting of Stockholders of Moody’s Corporation will be held on Tuesday, April 22, 2008, at 9:30 a.m. at the Company’s offices at 7 World Trade Center, 250 Greenwich Street, New York, New York, for the following purposes, all as more fully described in the accompanying Proxy Statement:

1.	To elect three Class I directors of the Company to each serve a three-year term;

2.	To ratify the appointment of KPMG LLP as the independent registered public accounting firm of the Company for the year 2008;

3.	To vote on one stockholder proposal, if properly presented at the meeting; and

4.	To transact such other business as may properly come before the meeting.

The Board of Directors of the Company has fixed the close of business on March 1, 2008 as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting.

By Order of the Board of Directors,

Jane B. Clark
Corporate Secretary

March 19, 2008

Whether or not you plan to attend the meeting in person, it is important that you complete, sign, date and promptly return the enclosed form of proxy or that you give your proxy by telephone or the Internet. A self-addressed envelope is enclosed for your convenience. No postage is required if mailed in the United States. If you attend the meeting, you may vote in person, even if you have previously returned your proxy card or voted by telephone or the Internet.

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PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

OF MOODY’S CORPORATION

General

This Proxy Statement and the accompanying proxy card are being furnished to the holders of the common stock, par value $.01 per share (the “Common Stock”), of Moody’s Corporation (“Moody’s” or the “Company”) in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board of Directors” or the “Board”) for use in voting at the Annual Meeting of Stockholders or any adjournment or postponement thereof (the “Annual Meeting”). The Annual Meeting will be held on Tuesday, April 22, 2008, at 9:30 a.m. at the Company’s principal executive offices located at 7 World Trade Center, 250 Greenwich Street, New York, New York 10007. To obtain directions to attend the Annual Meeting and vote in person, please contact Investor Relations by sending an email to ir@moodys.com. This Proxy Statement and the accompanying proxy card are first being mailed to stockholders on or about March 19, 2008. Moody’s telephone number is (212) 553-0300.

Annual Meeting Admission

Stockholders will need an admission ticket to enter the Annual Meeting. For stockholders of record, an admission ticket is attached to the proxy card sent to you. If you plan to attend the Annual Meeting in person, please retain the admission ticket.

If your shares are held in the name of a bank, broker or other holder of record and you plan to attend the Annual Meeting in person, you may obtain an admission ticket in advance by sending a written request, along with proof of share ownership such as a bank or brokerage account statement, to the Corporate Secretary of the Company at 7 World Trade Center, 250 Greenwich Street, New York, New York 10007. Stockholders who do not have admission tickets will be admitted following verification of ownership at the door.

Record Date

The Board of Directors has fixed the close of business on March 1, 2008 as the record date (the “Record Date”) for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. As of the close of business on the Record Date, there were 246,392,345 shares of Common Stock outstanding. Each holder of Common Stock entitled to vote at the Annual Meeting will be entitled to one vote per share.

How to Vote

In addition to voting in person at the Annual Meeting, stockholders of record can vote by proxy by calling a toll-free telephone number, by using the Internet or by mailing their signed proxy cards. The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. Specific instructions for stockholders of record who wish to use the telephone or Internet voting procedures are set forth on the enclosed proxy card.

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Certain of these institutions offer telephone and Internet voting.

Special Voting Procedures for Certain Current and Former Employees

Many current and former employees of the Company have share balances in the Moody’s Common Stock Fund of the Moody’s Corporation Profit Participation Plan (the “Profit Participation Plan”). The voting procedures described above do not apply to these share balances. Instead, any proxy given by such an employee or former employee will serve as a voting instruction for the trustee of the Profit Participation Plan, as well as a proxy for any shares registered in that person’s own name (including shares acquired under the Moody’s Corporation Employee Stock Purchase Plan and/or pursuant to restricted stock awards). To allow sufficient time for voting by the trustee, Profit Participation Plan voting instructions must be received by April 18, 2008. If voting instructions have not been received by that date, the trustee will vote those Profit Participation Plan shares in the same proportion as the Profit Participation Plan shares for which it has received instructions, except as otherwise required by law.

Quorum and Voting Requirements

The holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. If a quorum is not present at the Annual Meeting, the stockholders present may adjourn the Annual Meeting from time to time, without notice, other than by announcement at the meeting, until a quorum is present or represented. At any such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the original meeting. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present at the Annual Meeting. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular matter and has not received instructions from the beneficial owner.

Pursuant to the Company’s by-laws, each nominee for director is required to receive a majority of the votes cast with respect to such nominee in order to be elected at the Annual Meeting. A majority of the votes cast means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director. Any director subject to election at the Annual Meeting who fails to receive a majority of the votes cast is required, in accordance with the Company’s recently adopted Director Resignation Policy, to tender his resignation for consideration by the Board of Directors, following a review and recommendation from the Governance and Compensation Committee, in accordance with such policy.

The affirmative vote of the majority of the votes present in person or represented by proxy and entitled to vote at the Annual Meeting is required to ratify the appointment of KPMG LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2008. If a stockholder abstains from voting or directs the stockholder’s proxy to abstain from voting on the matter, the shares are considered present at the meeting for such matter, but since they are not affirmative votes for the matter, they will have the same effect as votes against the matter. On the other hand, shares resulting in broker non-votes, if any, while present at the meeting are not entitled to vote for such matter and will have no effect on the outcome of the vote.

The affirmative vote of the majority of the votes present in person or represented by proxy and entitled to vote at the Annual Meeting is required to adopt the stockholder proposal set forth in this Proxy Statement. Please bear in mind that the adoption of the stockholder proposal included in this Proxy Statement at the Annual Meeting would serve only as a recommendation to the Board of Directors to take the action requested by the proponent. The affirmative vote of the holders of at least 80% in voting power of the outstanding shares of Common Stock at a future stockholders’ meeting would be required in order to adopt simple majority vote requirements in the Company’s charter and by-laws, as requested by the stockholder proposal. If a stockholder abstains from voting or directs the stockholder’s proxy to abstain from voting on the matter, the shares are considered present at the meeting for such matter, but since they are not affirmative votes for the matter, they will have the same effect as votes against the matter. On the other hand, shares resulting in broker non-votes, if any, while present at the meeting are not entitled to vote for such matter and will have no effect on the outcome of the vote.

Proxies

The enclosed proxy provides that you may specify that your shares of Common Stock be voted “For,” “Against” or “Abstain” from voting with respect to the director nominees and the other proposals. The Board of

Directors recommends that you vote “For” each of the three director nominees named in this Proxy Statement, “For” the ratification of the selection of the independent registered public accounting firm, and “Against” the stockholder proposal. All shares of Common Stock represented by properly executed proxies received prior to or at the Annual Meeting and not revoked will be voted in accordance with the instructions indicated in such proxies. Properly executed proxies that do not contain voting instructions will be voted in accordance with the recommendations of the Board of Directors.

It is not expected that any matter other than those referred to herein will be brought before the Annual Meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their best judgment with respect to such matters.

Any stockholder of record who votes by telephone or the Internet or who executes and returns a proxy may revoke such proxy or change such vote at any time before it is voted at the Annual Meeting by (i) filing with the Corporate Secretary of the Company at 7 World Trade Center, 250 Greenwich Street, New York, New York 10007, written notice of such revocation, (ii) casting a new vote by telephone or the Internet or by submitting another proxy that is properly signed and bears a later date or (iii) attending the Annual Meeting and voting in person. A stockholder whose shares are owned beneficially through a bank, broker or other nominee should contact that entity to change or revoke a previously given proxy.

Proxies are being solicited hereby on behalf of the Board of Directors. The cost of the proxy solicitation will be borne by the Company, although stockholders who vote by telephone or the Internet may incur telephone or Internet access charges. In addition to solicitation by mail, directors, officers and employees of the Company may solicit proxies personally or by telephone, telecopy, email or otherwise. Such directors, officers and employees will not be specifically compensated for such services. The Company has retained Georgeson Shareholder Communications Inc. to assist with the solicitation of proxies for a fee not to exceed $10,000, plus reimbursement for out-of-pocket expenses. Arrangements may also be made with custodians, nominees and fiduciaries to forward proxy solicitation materials to the beneficial owners of shares of Common Stock held of record by such custodians, nominees and fiduciaries, and the Company may reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses incurred in connection therewith.

Delivery of Documents to Stockholders Sharing an Address

If you are the beneficial owner, but not the record holder, of the Company’s shares, your broker, bank or other nominee may seek to reduce duplicate mailings by delivering only one copy of the Company’s Proxy Statement and Annual Report to multiple stockholders who share an address unless that nominee has received contrary instructions from one or more of the stockholders. The Company will deliver promptly, upon written or oral request, a separate copy of the Proxy Statement and Annual Report to a stockholder at a shared address to which a single copy of the documents was delivered. A stockholder who wishes to receive a separate copy of the Proxy Statement and Annual Report, now or in the future, should submit their request to the Company by telephone at (212) 553-3638 or by submitting a written request to the Company’s Investor Relations Department, at 7 World Trade Center, 250 Greenwich Street, New York, New York 10007. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports and wish to receive a single copy of such materials in the future should contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

Important Notice Regarding the Availability of Proxy Materials

for the Stockholder Meeting to be Held on April 22, 2008

The Proxy Statement and our Annual Report to Stockholders for the year ended December 31, 2007 are available at http://ww3.ics.adp.com/streetlink/MCO.

CORPORATE GOVERNANCE

In order to address evolving best practices and new regulatory requirements, the Board of Directors annually reviews its corporate governance practices and the charters for its standing committees. As a result of this review, during 2007 the Board amended the Company’s Corporate Governance Principles and the charter of its Governance and Compensation Committee. A copy of the amended Corporate Governance Principles is available on the Company’s website at www.moodys.com under the headings “Shareholder Relations—Corporate Governance—Documents & Charters.” Copies of the amended charter of the Governance and Compensation Committee and the charter of the Audit Committee Charter are available on the Company’s website at www.moodys.com under the headings “Shareholder Relations—Corporate Governance—Documents & Charters.” Print copies of the Corporate Governance Principles and the committee charters may also be obtained upon request, addressed to the Corporate Secretary of the Company at 7 World Trade Center, 250 Greenwich Street, New York, New York 10007. The Audit Committee and the Governance and Compensation Committee assist the Board in fulfilling its responsibilities, as described below.

Board Meetings and Committees

During 2007, the Board of Directors met six times and had three standing committees, an Audit Committee, a Governance and Compensation Committee, which also performs the functions of a nominating committee, and an International Business Development Committee. All directors attended at least 85 percent of the total number of meetings of the Board and of all committees of the Board on which they served in 2007. The function of the International Business Development Committee is to evaluate possible opportunities outside of the United States and to recommend to the Board areas for development. The members of the International Business Development Committee are Mr. Kist, Mr. McDaniel and Mr. Frederic Drevon, Senior Managing Director—EMEA of Moody’s Investors Service. Mr. Chester Murray, formerly Executive Vice President—International of Moody’s Investors Service, who retired in November, served on the committee from January 2007 through October 2007. The International Business Development Committee met two times during 2007. Please refer to page 7 for additional information regarding the Audit Committee, and to page 8 for additional information regarding the Governance and Compensation Committee.

Directors are expected to attend the Annual Meeting. All of the Company’s directors were in attendance at the 2007 Annual Meeting.

Recommendation of Director Candidates

The Governance and Compensation Committee will consider director candidates recommended by stockholders of the Company. In considering a candidate for Board membership, whether proposed by stockholders or otherwise, the Governance and Compensation Committee examines the candidate’s business experience and skills, independence, judgment and integrity, his ability to commit sufficient time and attention to Board activities, and any potential conflicts with the Company’s business and interests. The Governance and Compensation Committee also seeks to achieve a diversity of occupational and personal backgrounds on the Board. To have a candidate considered by the Governance and Compensation Committee, a stockholder must submit the recommendation in writing and must include the following information:

•	The name of the stockholder and evidence of the person’s ownership of Company stock, including the number of shares owned and the length of time of ownership; and

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The name of the candidate, the candidate’s resume or a listing of his qualifications to be a director of the Company, and the person’s consent to be named as a director if selected by the Governance and Compensation Committee and nominated by the Board.

The stockholder recommendation and information described above must be sent to the Corporate Secretary of the Company at 7 World Trade Center, 250 Greenwich Street, New York, New York 10007, and must be received by the Corporate Secretary not less than 120 days prior to the anniversary date of the Company’s most recent annual meeting of stockholders. For the Company’s 2009 annual meeting, this deadline is December 23, 2008.

The Governance and Compensation Committee identifies potential nominees by asking current directors and executive officers to notify the Committee if they become aware of persons, meeting the criteria described above, who might be available to serve on the Board. As described above, the Committee will also consider candidates recommended by stockholders on the same basis as those recommended by current directors and executives. The Governance and Compensation Committee also, from time to time, may engage firms that specialize in identifying director candidates for the Committee’s consideration.

Once a person has been identified by or for the Governance and Compensation Committee as a potential candidate, the Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Governance and Compensation Committee determines that the candidate warrants further consideration, the chairman or another member of the Committee contacts the person. Generally, if the person expresses a willingness to be considered and to serve on the Board, the Governance and Compensation Committee requests information from the candidate, reviews the person’s accomplishments and qualifications, including in light of any other candidates that the Committee might be considering, and conducts one or more interviews with the candidate. In certain instances, Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments.

The Lead Independent Director

The Company’s non-management directors routinely meet in executive session, without the presence of management directors or other members of management. During 2007, the non-management directors held three executive sessions. Those sessions are presided over by a Lead Independent Director, whose responsibilities also include setting the agenda for executive sessions of the non-management directors, consulting with the Chairman and Chief Executive Officer regarding agendas, scheduling and information needs for Board and committee meetings, and acting as a liaison between the non-management directors and management. Dr. McKinnell currently serves as the Company’s Lead Independent Director.

Codes of Business Conduct and Ethics

The Company has adopted a code of ethics that applies to its Chief Executive Officer, Chief Financial Officer and Controller, or persons performing similar functions. The Company has also adopted a code of business conduct and ethics that applies to the Company’s directors, officers and employees. A current copy of each of these codes is available on the Company’s website at www.moodys.com under the headings “Shareholder Relations—Corporate Governance—Documents & Charters.” A copy of each is also available in print to stockholders upon request, addressed to the Corporate Secretary of the Company at 7 World Trade Center, 250 Greenwich Street, New York, New York 10007.

The Company intends to satisfy disclosure requirements regarding any amendments to, or waivers from, the code of ethics by posting such information on the Company’s website at www.moodys.com under the headings “Shareholder Relations—Corporate Governance—Documents & Charters.”

Director Independence

To assist it in making determinations of a director’s independence, the Board has adopted independence standards, which are set forth below and are also included in the Company’s Corporate Governance Principles, which are available on the Company’s website as set forth in the first paragraph under the “Corporate Governance” heading above. The Board has determined that Mr. Anderson, Mr. Glauber, Mr. Kist, Senator

Mack, Dr. McKinnell, Ms. Newcomb and Mr. Wulff, and thus a majority of the directors on the Board, are independent under these standards. The standards adopted by the Board incorporate the director independence criteria included in the New York Stock Exchange (the “NYSE”) listing standards, as well as additional criteria established by the Board. Each of the Audit Committee and the Governance and Compensation Committee is composed entirely of independent directors. In accordance with NYSE requirements and the independence standards adopted by the Board, all members of the Audit Committee meet additional independence standards applicable to audit committee members.

An “independent” director is a director whom the Board has determined has no material relationship with the Company or any of its consolidated subsidiaries (for purposes of this section, collectively referred to as the “Company”), either directly, or as a partner, stockholder or officer of an organization that has a relationship with the Company. For purposes of this definition, the Board has determined that a director is not independent if:

1. The director is, or in the past three years has been, an employee of the Company, or an immediate family member of the director is, or in the past three years has been, an executive officer of the Company;

2. (a) the director, or an immediate family member of the director, is a current partner of the Company’s outside auditor; (b) the director is a current employee of the Company’s outside auditor; (c) a member of the director’s immediate family is a current employee of the Company’s outside auditor participating in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (d) the director or an immediate family member of the director was in the past three years (but is no longer) a partner or employee of the Company’s outside auditor and personally worked on the Company’s audit within that time;

3. the director, or a member of the director’s immediate family, is or in the past three years has been, an executive officer of another company where any of the Company’s present executive officers serves or served on the compensation committee at the same time;

4. the director, or a member of the director’s immediate family, has received, during any 12-month period in the past three years, any direct compensation from the Company in excess of $100,000, other than compensation for Board service, compensation received by the director’s immediate family member for service as an employee (other than an executive officer) of the Company, and pension or other forms of deferred compensation for prior service with the Company;

5. the director is a current executive officer or employee, or a member of the director’s immediate family is a current executive officer, of another company that makes payments to or receives payments from the Company, or during any of the last three fiscal years, has made payments to or received payments from the Company, for property or services in an amount that, in any single fiscal year, exceeded the greater of $1 million or 2% of the other company’s consolidated gross revenues; or

6. the director, or the director’s spouse, is an executive officer of a non-profit organization to which the Company or the Company foundation makes, or in the past three years has made, contributions that, in any single fiscal year, exceeded the greater of $1 million or 2% of the non-profit organization’s consolidated gross revenues. (Amounts that the Company contributes under matching gifts programs are not included in the contributions calculated for purposes of this standard.)

An “immediate family” member includes a director’s spouse, parents, children, siblings, mother and father-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than a domestic employee) who shares the director’s home.

In assessing independence, the Board took into account that Mr. Anderson, Mr. Glauber, Mr. Kist, Senator Mack, Ms. Newcomb and Mr. Wulff each served during 2007, or currently serves, as directors of entities that are rated or have issued securities rated by Moody’s Investors Service, as described in the Company’s Directors and Shareholders Affiliation Policy posted on the Company’s website under the headings “Shareholder Relations—Corporate Governance—Documents & Charters,” and that each such entity accounted for less than 1% of the

Company’s 2007 revenue. The Board found nothing in the relationships to be contrary to the standards for determining independence as contained in the NYSE’s requirements and the Company’s Corporate Governance Principles.

Communications with Directors

The Board of Directors has established a process to receive communications from stockholders and other interested parties. Stockholders and other interested parties may communicate with the Board of Directors or with all non-management directors as a group, with the Lead Independent Director, or with a specific director or directors, by writing to them c/o the Corporate Secretary of the Company at 7 World Trade Center, 250 Greenwich Street, New York, New York 10007.

All communications received as set forth in the preceding paragraph will be opened by the Corporate Secretary in the office of the Company’s General Counsel for the sole purpose of determining whether the contents represent a message to the Company’s directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee.

THE AUDIT COMMITTEE

The Audit Committee represents and assists the Board of Directors in its oversight responsibilities relating to: the integrity of the Company’s financial statements and the financial information provided to the Company’s stockholders and others; the Company’s compliance with legal and regulatory requirements; the Company’s internal controls; and the audit process, including the qualifications and independence of the Company’s principal external auditors (the “Independent Auditors”) and the performance of the Independent Auditors, and of the Company’s internal audit function. The Audit Committee is responsible for the appointment, compensation and oversight of the Independent Auditors and, as such, the Independent Auditors report directly to the Audit Committee.

The Audit Committee has established a policy setting forth the requirements for the pre-approval of audit and permissible non-audit services to be provided by the independent registered public accounting firm. Under the policy, the Audit Committee pre-approves the annual audit engagement terms and fees, as well as any other audit services and specified categories of non-audit services, subject to certain pre-approved fee levels. In addition, pursuant to the policy, the Audit Committee has authorized its Chairman to pre-approve other audit and permissible non-audit services up to $50,000 per engagement and a maximum of $250,000 per year. The policy requires that the Audit Committee Chairman report any pre-approval decisions to the full Audit Committee at its next scheduled meeting. For the year ended December 31, 2007, the Audit Committee pre-approved all of the services provided by the Company’s independent registered public accounting firm, which are described on pages 14 and 15.

The members of the Audit Committee are Mr. Wulff (Chairman), Mr. Anderson, Mr. Glauber, Mr. Kist, Senator Mack, Dr. McKinnell and Ms. Newcomb, each of whom is independent under NYSE and Securities and Exchange Commission (“SEC”) rules and under the Company’s Corporate Governance Principles. The Board of Directors has determined that each of Mr. Anderson, Mr. Glauber, Mr. Kist, Dr. McKinnell, Ms. Newcomb and Mr. Wulff is an “audit committee financial expert” under the SEC’s rules.

Mr. Anderson currently serves on the audit committees of three other public companies. Under the NYSE rules, a member of the Audit Committee may not simultaneously serve on the audit committees of more than three public companies unless the Board of Directors determines that such simultaneous service does not impair the ability of the member to effectively serve on the Audit Committee. The Board of Directors has determined that Mr. Anderson’s simultaneous service on the three other audit committees does not impair his ability to effectively serve on the Company’s Audit Committee.

The Audit Committee held eight meetings during 2007.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed with management the audited financial statements of the Company for the year ended December 31, 2007 (the “Audited Financial Statements”), management’s assessment of the effectiveness of the Company’s internal control over financial reporting, and the independent auditors’ evaluation of the Company’s system of internal control over financial reporting. In addition, the Audit Committee has discussed with PricewaterhouseCoopers LLP, who reported directly to the Audit Committee, the matters required by Statement on Auditing Standards Nos. 61 and 90 (Communication with Audit Committees).

The Audit Committee also has discussed with PricewaterhouseCoopers LLP its independence from the Company, including the matters contained in the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee also has discussed with management of the Company and PricewaterhouseCoopers LLP such other matters and received such assurances from them as it deemed appropriate. The Audit Committee considered whether the rendering of non-audit services by PricewaterhouseCoopers LLP to the Company is compatible with maintaining the independence of PricewaterhouseCoopers LLP from the Company.

Following the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the Audited Financial Statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the SEC.

The Audit Committee

John K. Wulff, Chairman

Basil L. Anderson

Robert R. Glauber

Ewald Kist

Connie Mack

Henry A. McKinnell, Jr.

Nancy S. Newcomb

THE GOVERNANCE AND COMPENSATION COMMITTEE

The role of the Governance and Compensation Committee is to identify and evaluate possible candidates to serve on the Board and to recommend director nominees for approval by the Board and the Company’s stockholders. The Governance and Compensation Committee also considers and makes recommendations to the Board of Directors concerning the size, structure, composition and functioning of the Board and its committees, oversees the evaluation of the Board, and develops and reviews the Company’s Corporate Governance Principles.

The Governance and Compensation Committee oversees the Company’s overall compensation structure, policies and programs, and assesses whether the Company’s compensation structure establishes appropriate incentives for management and employees. The Committee also oversees the evaluation of senior management (including by reviewing and approving performance goals for the Company’s executive officers, including the CEO, and by evaluating their performance) and oversees, and makes recommendations to the Board regarding, compensation arrangements for the CEO and for certain other executive officers. The CEO makes recommendations to the Committee regarding the amount and form of executive compensation. For a description of this process, see “Base Salary,” “Annual Cash Incentive Awards” and “Long-Term Equity Incentive Compensation” in the Compensation Discussion and Analysis on page 18. The Committee annually reviews the compensation of directors for service on the Board and its committees and recommends changes in compensation to the Board. The Committee administers and makes recommendations to the Board with respect to the Company’s incentive compensation and equity-based compensation plans that are subject to Board approval, including the Company’s key employees’ stock incentive plans. The Committee is empowered to retain, at the Company’s expense, such consultants, counsel or other outside advisors as it determines appropriate to assist it in the performance of its functions. In 2007, to assist in the development of targeted compensation levels, the Committee retained a compensation consultant, Johnson & Associates, which specializes in working with financial services companies. The consultant reported directly and exclusively to the Committee and provided analysis and recommendations with regard to design, amount and terms of cash, equity and benefits for executive and director compensation at Moody’s. It also provided analysis regarding external benchmarking and general trends in financial services compensation. This consultant performed no other work for the Company. For 2008, the Committee retained Hewitt Associates to act as its compensation consultant and provide services generally similar in nature to those provided by the former consultant. Hewitt Associates reports directly and exclusively to the Committee. All work performed by compensation consultants must be approved by the Committee. The Committee makes the final decisions regarding named executive officer compensation.

The members of the Governance and Compensation Committee are Dr. McKinnell (Chairman), Mr. Anderson, Mr. Glauber, Mr. Kist, Senator Mack, Ms. Newcomb and Mr. Wulff, each of whom is independent under NYSE rules and under the Company’s Corporate Governance Principles.

The Governance and Compensation Committee met six times during 2007.

REPORT OF THE GOVERNANCE AND COMPENSATION COMMITTEE

The Governance and Compensation Committee, which is composed solely of independent members of the Board of Directors, assists the Board in fulfilling its oversight responsibility relating to, among other things, establishing and reviewing compensation of the Company’s executive officers. In this context, the Governance and Compensation Committee reviewed and discussed with management the Company’s Compensation Discussion and Analysis. Following the reviews and discussions referred to above, the Governance and Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

The Governance and Compensation Committee

Henry A. McKinnell, Jr., Chairman

Basil L. Anderson

Robert R. Glauber

Ewald Kist

Connie Mack

Nancy S. Newcomb

John K. Wulff

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Governance and Compensation Committee is charged with monitoring and reviewing issues involving potential conflicts of interest, and reviewing and approving all related party transactions. Special rules apply to executive officers and directors who engage in conduct that creates an actual, apparent or potential conflict of interest. Before engaging in such conduct, such executive officers and directors must make full disclosure of all the facts and circumstances to the general counsel and Chairman of the Governance and Compensation Committee, and obtain the prior written approval of the Board of Directors. All conduct is reviewed in a manner so as to (i) maintain the Company’s credibility in the market, (ii) maintain the independence of the Company’s employees and (iii) ensure that all business decisions are made solely on the basis of the best interests of the Company and not for personal benefit. These procedures are addressed in the Company’s Code of Business Conduct. The categories of persons covered by the Company’s conflict of interest policy include any director, executive officer, any nominee for director, any immediate family member of a director, executive officer, or any nominee for director, and any person owning 5% or more of the Company’s common stock.

COMPENSATION OF DIRECTORS

The following table sets forth, for the fiscal year ended December 31, 2007, the total compensation of the non-management members of the Company’s Board of Directors.

Name	Year	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Award ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
Basil L. Anderson	2007	$75,000	$109,307	—	—	—	—	$184,307
Robert R. Glauber	2007	75,000	104,305	—	—	—	—	179,305
Ewald Kist	2007	95,000	103,055	—	—	—	—	198,055
Connie Mack	2007	75,000	104,305	—	—	—	—	179,305
Henry A. McKinnell, Jr.	2007	95,000	104,305	—	—	—	—	199,305
Nancy S. Newcomb	2007	75,000	99,025	—	—	—	—	174,025
John K. Wulff	2007	95,000	109,307	—	—	—	—	204,307

(1)	In 2007, the Company’s non-employee directors received an annual cash retainer of $75,000, payable in quarterly installments. The Chairmen of the Audit Committee, the Governance and Compensation Committee, and the International Business Development Committee received an additional annual cash fee of $20,000, also payable in quarterly installments. There were no separate meeting fees paid in 2007.

A non-employee director may elect to defer receipt of all or a portion of his annual cash retainer until after termination of service on the Company’s Board of Directors. Deferred amounts are credited to an account and receive the rate of return earned by one or more investment options in the Moody’s Corporation Profit Participation Plan as selected by the director. Upon a change in control of the Company, a lump sum payment will be made to each director of the amount credited to the director’s deferred account on the date of the change in control, and the total amount credited to each director’s deferred account from the date of the change in control until the date such director ceases to be a director will be paid in a lump sum at that time. In addition, any notice by a director to change or terminate an election to defer his annual retainer given on or before the date of the change in control will be effective as of the date of the change in control rather than the end of the calendar year.

(2)	On February 12, 2007, each non-employee director received a restricted stock award issued from the 1998 Moody’s Corporation Non-Employee Directors’ Stock Incentive Plan (the “1998 Directors Plan”). The Governance and Compensation Committee authorized the grant of restricted stock awards for 2007 on December 12, 2006, to be effective on the third trading day following the date of the February 7, 2007 public dissemination of the Company’s financial results for 2007.

The amounts reported in the Stock Awards column represent the portion of the grant date fair value of the restricted stock awards made to the non-employee directors during 2007 and in prior years that was recognized as expense for financial reporting purposes during 2007 in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004) “Share based Payment” (FAS 123(R)), excluding, in the case of service-based awards, estimates for forfeitures. The grant date fair value for the restricted stock awards is based on the arithmetic mean of the high and low market price of the Company’s Common Stock on the grant date. Because the restricted stock awards carry dividend equivalent rights, no assumptions were used in valuing these awards under SFAS 123R. The actual amount that will be realized at the time an award vests will depend upon the market price of the Company’s Common Stock at the vesting date.

The grant date fair value of the restricted stock awards granted in 2007 was $115,000, computed in accordance with FAS 123(R). These awards vest in three equal annual installments beginning on the first anniversary of the date of grant.

The aggregate number of stock awards outstanding as of December 31, 2007 for each of the Company’s non-employee directors was as follows:

Name	Number of Shares Underlying Options	Number of Shares of Unvested Restricted Stock
Basil L. Anderson	0	3,438
Robert R. Glauber	18,000	3,438
Ewald Kist	0	3,438
Connie Mack	18,000	3,438
Henry A. McKinnell, Jr.	52,000	3,438
Nancy S. Newcomb	0	3,371
John K. Wulff	0	3,438

(3)	Perquisites and other personal benefits provided to each of the Company’s non-employee directors in 2007 were, in the aggregate, less than $10,000 per director. Each non-employee director is reimbursed for travel, meals, and hotel expenses incurred in connection with attending meetings of the Company’s Board of Directors or its committees, which are generally held at the Company’s executive office. For those meetings, the Company pays for travel for each non-employee director and one guest of each director, as well as for their accommodations, meals, Company-arranged activities, and other incidental expenses.

ITEM 1—ELECTION OF DIRECTORS

The Board of Directors has nominated Robert R. Glauber, Connie Mack, and Nancy S. Newcomb for re-election as Class I directors, each for a three-year term expiring in 2011. If elected, each nominee will hold office until his term expires and until a successor is elected and qualified. All three nominees are currently members of the Board of Directors. The Company expects each nominee for election as a director to be able to serve if elected. If any nominee is unable to serve, proxies will be voted for the election of such other person for director as management may recommend in the place of such nominee.

The Board of Directors recommends a vote FOR the election as directors of each of the Class I nominees listed below.

The principal occupation and certain other information (including age as of the date of this Proxy Statement) about the nominees and other directors of the Company whose terms of office continue after the Annual Meeting are set forth below.

Nominees For Class I Directors Whose Terms Expire in 2011

Robert R. Glauber

Director since June 1998

Robert R. Glauber, age 69, is a member of the Audit and Governance and Compensation Committees of the Board of Directors. Mr. Glauber has served as an adjunct lecturer at the John F. Kennedy School of Government at Harvard University since July 2007 and as a senior advisor for Peter J. Solomon Company since November

2006. Mr. Glauber served as a visiting professor at Harvard Law School from September 2006 to June 2007. Mr. Glauber served as Chairman and Chief Executive Officer of NASD from September 2001 to August 2006. From November 2000 to September 2001, Mr. Glauber served as President and Chief Executive Officer of NASD. From 1992 to October 2000, Mr. Glauber was an adjunct lecturer at the Center for Business and Government at the Kennedy School at Harvard University. From 1989 to 1992, Mr. Glauber served as Under Secretary of the Treasury for Finance. Prior to that, he was a professor of finance at the Harvard Business School from 1964. Mr. Glauber is also a director of Freddie Mac, Quadra REIT and XL Capital Ltd.

Connie Mack

Director since December 2001

Connie Mack, age 67, is a member of the Audit and Governance and Compensation Committees of the Board of Directors. Senator Mack has served as a senior policy advisor at the law firm King & Spalding LLP since February 2005 and served as a senior policy advisor at the law firm Shaw Pittman, LLP from February 2001 to February 2005. He was a United States Senator (R-FL) from 1989 to January 2001. While in the Senate, Senator Mack was the Republican Conference Chairman from 1997 to 2001, Chairman of the Joint Economic Committee from 1995 to 1997 and 1999 to 2001, and a member of the Senate Finance and Senate Banking, Housing and Urban Affairs committees. Senator Mack was Chairman of the President’s Advisory Panel on Federal Tax Reform and is also a director of Darden Restaurants, EXACT Sciences Corporation, Genzyme Corporation, Spirit Aerosystems, Mutual of America Life Insurance Company, and the Chairman of the H. Lee Moffitt Cancer Center.

Nancy S. Newcomb

Director since February 2005

Nancy S. Newcomb, age 62, is a member of the Audit and Governance and Compensation Committees of the Board of Directors. Ms. Newcomb served as senior corporate officer, risk management, of Citigroup, a financial services company, from May 1998 to April 2004. She served as a customer group executive of Citicorp (the predecessor corporation) from December 1995 to April 1998, and as a division executive, Latin America from September 1993 to December 1995. From January 1988 to August 1993, she was the principal financial officer, responsible for liquidity, funding and capital management. Ms. Newcomb is also a director of The DIRECTV Group, Inc. and SYSCO Corporation.

CONTINUING DIRECTORS

Class II Directors Whose Terms Expire in 2009

Ewald Kist

Director since July 2004

Ewald Kist, age 64, is Chairman of the International Business Development Committee and is a member of the Audit and Governance and Compensation Committees of the Board of Directors. Mr. Kist was Chairman of ING Groep N.V (“ING Group”), a financial services company, from 2000 to his retirement in June 2004. Before serving as Chairman of ING Group, Mr. Kist was Vice Chairman from 1999 to 2000 and served as a member of the Executive Board from 1993 to 1999. Prior to the merger of Nationale Nederlanden and NMB Postbank Group to form ING Group in 1992, Mr. Kist served in a variety of capacities at Nationale Nederlanden beginning in 1969, including Chairman from 1991 to 1992, General Management – the Netherlands from 1989 to 1991 and President Nationale Nederlanden US Corporation from 1986 to 1989. Mr. Kist is also a director of The DSM Corporation, Royal Philips Electronics, the Dutch National Bank and Stage Entertainment.

Henry A. McKinnell, Jr., Ph.D.

Director since October 1997

Henry A. McKinnell, Jr., age 65, is Chairman of the Governance and Compensation Committee, is a member of the Audit Committee and serves as the Lead Independent Director of the Board of Directors. Dr. McKinnell served as Chairman of the Board of Pfizer Inc. from May 2001 to December 2006 and Chief

Executive Officer from January 2001 to July 2006. He served as President of Pfizer Inc. from May 1999 to May 2001, and as President of Pfizer Pharmaceuticals Group from January 1997 to April 2001. Dr. McKinnell served as Chief Operating Officer of Pfizer Inc. from May 1999 to December, 2000, and as Executive Vice President from 1992 to 1999. Dr. McKinnell is also Chairman of the Board of the Academic Alliance Foundation and is Chairman of the Connecticut Science Center.

John K. Wulff

Director since April 2004

John K. Wulff, age 59, is Chairman of the Audit Committee and is a member of the Governance and Compensation Committee of the Board of Directors. Mr. Wulff has served as Non-Executive Chairman of the board of Hercules Incorporated, a manufacturer and supplier of specialty chemical products, since December 2003. Mr. Wulff was first elected as a director of Hercules in July 2003, and served as interim Chairman from October 2003 to December 2003. Mr. Wulff served as a member of the Financial Accounting Standards Board from July 2001 until June 2003. From January 1996 until March 2001, Mr. Wulff was Chief Financial Officer of Union Carbide Corporation. During his 14 years with Union Carbide, Mr. Wulff also served as Vice President and Principal Accounting Officer from January 1989 to December 1995, and Controller from July 1987 to January 1989. From April 1977 until June 1987, Mr. Wulff was a partner with KPMG and predecessor firms (accounting and consulting firms). In addition to serving on the board of Hercules, Mr. Wulff is a director of Celanese Corporation, Fannie Mae and Sunoco, Inc.

Class III Directors Whose Terms Expire in 2010

Basil L. Anderson

Director since April 2004

Basil L. Anderson, age 62, is a member of the Audit and Governance and Compensation Committees of the Board of Directors. Mr. Anderson served as Vice Chairman of Staples, Inc., an office products company, from September 2001 until his retirement in March 2006. Before joining Staples, Mr. Anderson served as Executive Vice President and Chief Financial Officer of Campbell Soup Company from April 1996 to February 2001. Prior to joining Campbell Soup, Mr. Anderson was with Scott Paper Company where he served in a variety of capacities beginning in 1975, including Vice President and Chief Financial Officer from December 1993 to December 1995. Mr. Anderson is also a director of Staples, Inc., Becton Dickinson, CRA International Inc. and Hasbro, Inc.

Raymond W. McDaniel, Jr.

Director since April 2003

Raymond W. McDaniel, Jr., age 50, has served as the Chairman and Chief Executive Officer of the Company since April 2005 and serves on the International Business Development Committee of the Board of Directors. Mr. McDaniel served as the Company’s President from October 2004 until April 2005 and the Company’s Chief Operating Officer from January 2004 until April 2005. He served as President of Moody’s Investors Service from November 2001 to August 2007. Mr. McDaniel served as the Company’s Executive Vice President from April 2003 to January 2004, and as Senior Vice President, Global Ratings and Research from November 2000 until April 2003. He served as Senior Managing Director, Global Ratings and Research, of Moody’s Investors Service, Inc. from November 2000 until November 2001 and as Managing Director, International from 1996 to November 2000. Mr. McDaniel is also a director of John Wiley & Sons, Inc.

ITEM 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

As part of the Audit Committee’s oversight of the Company’s independent registered public accountants, the Committee conducted a competitive process to review the selection of the Company’s independent registered public accounting firm. Based on the results of that process, the Audit Committee appointed KPMG LLP as our independent registered public accounting firm to audit the consolidated financial statements of the Company for the year ending December 31, 2008 and PricewaterhouseCoopers LLP was dismissed on February 28, 2008.

The reports of PricewaterhouseCoopers LLP on the Company’s consolidated financial statements for the fiscal years ended December 31, 2007 and 2006 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles. In connection with the audits of the Company’s financial statements for each of the fiscal years ended December 31, 2007 and 2006 and through February 28, 2008, there were no disagreements between the Company and PricewaterhouseCoopers on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers, would have caused PricewaterhouseCoopers to make reference to the matter in their reports on the financial statements of the Company for such years. During the fiscal years ended December 31, 2007 and 2006, and through February 28, 2008, there have been no “reportable events” as such term is defined in Item 304(a)(1)(v) of Regulation S-K. Services provided to the Company by PricewaterhouseCoopers LLP in 2007 included the audit of the consolidated financial statements, audits of management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, limited reviews of quarterly financial statements, employee benefit plan audits, consultations on various accounting matters and statutory audits of non-U.S. subsidiaries.

As a matter of good corporate governance, the Audit Committee has requested the Board of Directors to submit the selection of KPMG LLP to stockholders for ratification. If the appointment of KPMG LLP is not ratified by stockholders, the Audit Committee will re-evaluate its selection and will determine whether to maintain KPMG LLP as the Company’s independent registered public accounting firm or to appoint another independent registered public accounting firm. If prior to the 2009 Annual Meeting of Stockholders, KPMG LLP ceases to act as the Company’s independent registered public accounting firm or if the Audit Committee removes KPMG LLP as the Company’s independent registered public accounting firm, then the Audit Committee will appoint another independent registered public accounting firm. A representative of KPMG LLP is expected to be present at the Annual Meeting. Such representative will have the opportunity to make a statement if he so desires and is expected to be available to respond to appropriate questions.

The Board of Directors recommends a vote FOR ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2008.

PRINCIPAL ACCOUNTING FEES AND SERVICES

Audit Fees

The aggregate fees for professional services rendered for the integrated audit of the Company’s annual financial statements for the years ended December 31, 2007 and 2006, for the review of the financial statements included in the Company’s Reports on Forms 10-Q and 8-K, and for statutory audits of non-U.S. subsidiaries were approximately $2.6 million in 2007 (including $0.2 million accrued but not billed) and $2.1 million in 2006 (including $0.3 million accrued but not billed). All such fees were attributable to PricewaterhouseCoopers LLP.

Audit-Related Fees

The aggregate fees billed for audit-related services rendered to the Company by PricewaterhouseCoopers LLP were approximately $0.1 million for each of the years ended December 31, 2007 and 2006. Such services included employee benefit plan audits and consultations concerning financial accounting and reporting standards.

Tax Fees

The aggregate fees for professional services rendered for tax services, principally related to tax consulting and compliance matters, rendered to the Company by PricewaterhouseCoopers LLP for the years ended December 31, 2007 and 2006 were $0 and approximately $5,000, respectively.

All Other Fees

The aggregate fees billed for all other services rendered, principally related to accounting research software, to the Company by PricewaterhouseCoopers LLP for the years ended December 31, 2007 and 2006 were approximately $6,000 and $4,000, respectively.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth the number of shares of Common Stock beneficially owned as of December 31, 2007 by (i) each person who is known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock (the “Company’s 5% Owners”), (ii) each director and nominee for director of the Company, (iii) each named executive officer listed in the Summary Compensation Table below (the “Named Executive Officers”), and (iv) all directors and executive officers of the Company as a group. Stock ownership information is based on (a) the number of shares of Common Stock held by directors and executive officers as of December 31, 2007 (in accordance with information supplied to the Company by them), and (b) the number of shares of Common Stock held by the Company’s 5% Owners, based on information filed with the SEC by the Company’s 5% Owners. Unless otherwise indicated and except for the interests of individuals’ spouses, the stockholders listed below have sole voting and investment power with respect to the shares indicated as owned by them. Percentages are based upon the number of shares of Common Stock outstanding on December 31, 2007, and, where applicable, the number of shares of Common Stock that the indicated person or group had a right to acquire within 60 days of such date. The table also sets forth ownership information concerning “Stock Units,” the value of which is measured by the price of the Common Stock. Stock Units do not confer voting rights and are not considered “beneficially owned” shares under SEC rules.

Name	Aggregate Amount of Shares Beneficially Owned(1)		Stock Units(2)	Percentage of Shares Outstanding
Mark E. Almeida	323,175	(3)	0	*
Basil L. Anderson	7,682		3,725	*
Brian M. Clarkson	278,526		0	*
Jeanne M. Dering	528,578	(4)	0	*
Robert R. Glauber	33,900		1,578	*
John J. Goggins	257,106		0	*
Linda S. Huber	116,284		0	*
Ewald Kist	6,931		0	*
Connie Mack	24,175	(5)	0	*
Raymond W. McDaniel	1,343,788	(6)	0	*
Henry A. McKinnell, Jr.	82,352		1,581	*
Nancy S. Newcomb	5,365		0	*
John K. Wulff	14,682		6,159	*
All current directors and executive officers as a group (16 persons)	3,127,055		13,043	1.24%

Name	Aggregate Amount of Shares Beneficially Owned		Stock Units	Percentage of Shares Outstanding
Berkshire Hathaway, Inc.	48,000,000	(7)(8)	0	19.09%
Warren E. Buffett, OBH, Inc., GEICO Corporation, Government Employees Insurance Company and National Indemnity Company 1440 Kiewit Plaza Omaha, Nebraska 68131
Davis Selected Advisers, L.P.	18,547,115	(9)	0	7.38%
2949 East Alvira Road, Suite 101 Tucson, Arizona 85706
Sands Capital Management, LLC	14,073,516	(10)	0	5.60%
1101 Wilson Blvd. Suite 2300 Arlington, VA 22209

*	Represents less than 1% of the outstanding Common Stock.
(1)	Includes the maximum number of shares of Common Stock that may be acquired within 60 days of December 31, 2007, upon the exercise of vested stock options as follows: Mr. Almeida—244,764; Mr. Anderson—0; Mr. Clarkson—209,475; Ms. Dering—468,250; Mr. Glauber—18,000; Mr. Goggins—225,413; Ms. Huber—83,625; Mr. Kist—0; Senator Mack—18,000; Mr. McDaniel—1,205,648; Dr. McKinnell—52,000; Ms. Newcomb—0; and Mr. Wulff—0; and all current directors and executive officers as a group—2,606,550. Also includes the following shares of restricted stock over which the named executive officers and directors had voting (but not dispositive) power as of December 31, 2007: Mr. Almeida—13,389; Mr. Anderson—3,438; Mr. Clarkson—28,273; Ms. Dering—18,737; Mr. Glauber—3,438; Mr. Goggins—14,006; Ms. Huber—25,236; Mr. Kist—3,438; Senator Mack—3,438; Mr. McDaniel—60,783; Dr. McKinnell—3,438; Ms. Newcomb—3,371; and Mr. Wulff—3,438; and all current directors and executive officers as a group—199,783.
(2)	Consists of stock units (payable to non-employee directors after retirement), the value of which is measured by the price of the Common Stock, received under various non-employee director compensation arrangements of the Company and its predecessor. These units do not confer voting rights and are not considered “beneficially owned” shares of Common Stock under SEC rules. Additional stock units accrue over time to reflect the deemed reinvestment of dividends.
(3)	This amount includes 1,000 shares of Common Stock owned by the estate of Patricia M. Almeida.
(4)	This amount includes 7,860 shares of Common Stock owned by Ms. Dering’s spouse as well as 4,358 shares held by Ms. Dering’s spouse pursuant to a 401(k) plan.
(5)	This amount includes 484 shares of Common Stock owned by the Priscilla Mack Trust.
(6)	This amount includes 2,000 shares of Common Stock owned by Mr. McDaniel’s spouse.
(7)	As set forth in the Schedule 13G jointly filed with the SEC by Warren E. Buffett, Berkshire Hathaway Inc., OBH, Inc., GEICO Corporation, Government Employees Insurance Company and National Indemnity Company, (a) each of Mr. Buffett, Berkshire Hathaway Inc., OBH, Inc. and National Indemnity Company had shared voting power and shared dispositive power with respect to all of the 24,000,000 shares reported in such Schedule 13G and (b) each of GEICO Corporation and Government Employees Insurance Company had shared voting power and shared dispositive power with respect to 7,859,700 of such 24,000,000 shares. The number of shares beneficially owned as set forth in the table above has been adjusted to 48,000,000 for the May 18, 2005 stock split.
(8)	This address is listed in the Schedule 13G as the address of each of Mr. Buffett, Berkshire Hathaway Inc. and OBH, Inc. The address of National Indemnity Company is listed as 3024 Harney Street, Omaha, Nebraska 68131, and the address of each of GEICO Corporation and Government Employees Insurance Company is listed as 1 GEICO Plaza, Washington, D.C. 20076.
(9)	A Schedule 13G/A filed by Davis Selected Advisers, L.P. (“Davis”) with the SEC on February 13, 2008 reported that Davis, a registered investment adviser, had sole voting power with respect to 17,435,129 of such 18,547,115 shares.
(10)	A Schedule 13G filed by Sands Capital Management, LLC (“SCM”) with the SEC on February 14, 2008 reported that SCM had sole voting power with respect to 8,350,075 of such 14,073,516 shares.

Stock Ownership Guidelines

In February 2008, the Board of Directors confirmed the stock ownership guidelines for non-employee directors and executives of the Company and its subsidiary, Moody’s Investors Service, and established stock ownership guidelines for its newly formed subsidiary, Moody’s Analytics. Each non-employee director and executive has five years to comply with those guidelines. The ownership requirements for the Company are five times base salary for the CEO, three times base salary for the remaining executives, and five times the annual cash retainer for non-employee directors. Restricted shares and shares owned by immediate family members or through qualified Company savings and retirement plans may be used to satisfy the ownership requirements.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s directors and executive officers and persons who beneficially own more than 10% of a registered class of the Company’s equity securities to file with the SEC reports on Forms 3, 4 and 5 concerning their ownership of and transactions in the Common Stock and other equity securities of the Company. As a practical matter, the Company seeks to assist its directors and executives by monitoring transactions and completing and filing reports on their behalf.

Based solely on the Company’s review of copies of such reports furnished to the Company and written representations that no other reports are required, the Company believes that all of its officers and directors and those greater-than-10% stockholders that filed any reports filed all of such reports on a timely basis during the year ended December 31, 2007, with the exception of one late filing by Mr. Almeida with respect to 1,000 shares held in his mother’s estate for which he serves as trustee. This was subsequently reported on a Form 3/A.

EQUITY COMPENSATION PLAN INFORMATION

The table below sets forth, as of December 31, 2007, certain information regarding the Company’s equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding Securities Reflected in Column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	18,618,999	(1)	$37.43	18,414,328	(2)
Equity compensation plans not approved by security holders	0		—	0
Total	18,618,999		$37.43	18,414,328

(1)	Includes 9,827,511 options outstanding under the Company’s 2001 Key Employees’ Stock Incentive Plan, 8,599,488 options outstanding under the Company’s 1998 Key Employees’ Stock Incentive Plan, and 192,000 options outstanding under the 1998 Non-Employee Directors’ Stock Incentive Plan. No option grants remain outstanding from the Dun & Bradstreet Corporation’s 1996 Non-Employee Directors’ Stock Incentive Plan, which was terminated in July 1998, or under the Dun & Bradstreet Corporation’s 1991 Key Employees’ Stock Incentive Plan, which expired by its terms in February 2001.
(2)	Includes 13,968,964 shares and 317,064 shares available for issuance as options, stock appreciation rights or other stock-based awards under the 2001 Stock Incentive Plan and 1998 Stock Incentive Plan, respectively, 258,635 shares available for issuance as options, shares of restricted stock or performance shares under the 1998 Directors Plan, and 3,869,665 shares available for issuance under the Company’s Employee Stock Purchase Plan. No new grants may be made under the 1996 Directors Plan, which was terminated in July 1998, or under the 1991 Option Plan, which expired by its terms in February 2001.

COMPENSATION DISCUSSION AND ANALYSIS

Moody’s long-term success is dependent on a leadership team with the integrity, skills, and dedication necessary to oversee a global organization on a day-to-day basis that is capable of reacting to market changes and meeting the challenges of the current financial environment. In addition, the leadership must have the vision to anticipate and respond to future market developments. Moody’s executive compensation program is designed to enable the Company to attract, motivate and retain a senior management team with the collective and individual abilities to meet these challenges. The program’s primary objective is to align executives’ efforts with the long-term interests of shareholders by enhancing the Company’s reputation, financial success and relevance to the capital markets.

General Executive Compensation Philosophy

Moody’s compensates its executives, including the Named Executive Officers, through a combination of base salary, annual cash incentive awards, long-term equity incentive compensation and related benefits. These components are designed, in aggregate, to be competitive with comparable organizations and to align the financial incentives for the executives with the short and long-term interests of shareholders. Moody’s executive compensation program is designed to:

•	align executives’ rewards with increases in the value of shareholders’ investments;

•	link a substantial part of each executive’s compensation to the achievement of the Company’s financial and operating objectives and to the individual’s performance; and

•	provide a competitive total compensation package that will assist in the retention of the Company’s executives and motivate them to perform at a superior level.

The Governance and Compensation Committee of the Board of Directors (the “Committee”) has responsibility for oversight and design of the Company’s compensation program and has final authority for evaluating and setting compensation for Named Executive Officers who are identified in the Summary Compensation Table. Each year, the Committee approves financial and non-financial objectives for the Company and the Named Executive Officers that are reflected in the Company’s incentive compensation plans. Moody’s designs its annual cash incentive awards to reward company-wide performance by tying awards primarily to operating income and, for certain Named Executive Officers, earnings per share. It ties awards under its long-term incentive compensation plans primarily to total shareholder return. In addition, Moody’s also considers the individual performance of each Named Executive Officer and other relevant criteria, such as the accomplishments of the management team as a whole.

Targeted Total Compensation

Moody’s provides a targeted total compensation level which is structured around the amount payable if Company and individual performance goals are fully met.

Peer Group and Financial Services Industry Analysis. To assist the Company in the development of targeted compensation levels, for 2007 the Committee retained the services of a compensation consultant which specializes in working with financial services companies. The consultant reported directly to the Committee and provided analysis and recommendations with regard to design, amount and terms of cash, equity and benefits for executive and director compensation at Moody’s. It also provided analysis regarding external benchmarking and general trends in financial services compensation. Initially, the consultant assisted the Committee in identifying a group of relevant peer companies based on a review of financial services companies that are active in credit risk analysis, company and industry credit research, business information services, and other similar services for the investment community. Companies were then selected for the peer group based on common metrics which include revenue, number of employees and market capitalization.

Moody’s current peer group consists of:

XL Capital Ltd.	Regions Financial Corporation	Northern Trust Corporation	Compass Bancshares Inc.
Suntrust Banks, Inc.	MBIA Inc.	First Horizon Bank	Franklin Resources Inc.
Radian Group	MGIC Investment Corp.	Old Republic International Corp.	E*TRADE Financial
Everest Re Group, Ltd.	Ambac Financial Group	T. Rowe Price	Mellon Financial Corporation
Legg Mason	M&T Bank	The PMI Group, Inc.	Bank of New York
BlackRock Inc.	Branch Banking & Trust Co.	A.G. Edwards	Raymond James
Assured Guaranty	Financial Security Assurance	Zions Bancorporation

Augmenting the peer group data was data regarding the broader financial services industry provided by the compensation consultant.

Target Setting Process. The Committee begins its analysis by looking at the total compensation for individuals in the Company’s peer group with positions comparable to the Named Executive Officers (CEO, CFO and General Counsel) and the broader financial services industry. The offices held by the remaining top paid executive officers of the Company’s peer group were not similar in nature or scope to the remaining Named Executive Officers, therefore, direct comparisons are not easily made. The Committee also benchmarks total cash (base salary and bonus) against those groups. However, the Committee does not target individual elements of compensation, such as base salary, nor does it benchmark any elements to a subset of its peer group. The peer group information is reviewed in quartile ranges, in most cases generally targeting the 50 to 75th percentile, and is typically on a one-year lagged basis as the compensation data is derived from the information that is available through the preceding year’s proxy statement disclosures. The broader market data reflects information provided by the compensation consultant regarding the 2007 targets of financial services industry companies and is not one-year lagged.

In 2007, the targeted total compensation opportunity was between the 50 to 75th percentile as compared to 2006 comparable data for all Named Executive Officers and in comparison to 2007 financial services group data, with the exception of one whose targeted total compensation was above the 75 percent threshold. Because this executive resigned in 2007, details regarding her compensation are included below under “Severance Agreements.” Targeted total cash (base salary and bonus) in 2007 was below the 50th percentile for all continuing Named Executive Officers as compared to the peer group and the financial services industry. The targeted compensation of Ms. Dering, who is no longer with the Company, was between the 50 and 75th percentile of both groups’ ranges.

These percentile ranges serve as but one of the reference points when establishing targeted total compensation. Because of the unique nature of the Company’s business and the absence of a publicly traded comparable company in Moody’s business, peer group and financial services industry data is not applied on a strictly correlative basis. Instead, the Company takes a broader approach to these figures in order to allow for flexibility based on actual yearly performance and market conditions.

Next, the Committee reviews each Named Executive Officer’s skills, experience, and performance during the prior year. The performance factors considered, both when setting targets and when ultimately making payout determinations, are described below under “Preliminary Determination and Discretionary Adjustments.”

Based on the Committee’s analysis of the above, and consideration of a recommendation from Mr. McDaniel (other than with respect to his own compensation), the Committee annually reviews and establishes a targeted total compensation level for each Named Executive Officer.

Because actual compensation payouts are based on achieved performance of the Company and individual objectives, amounts paid may be above or below the target ranges. Details regarding actual payouts for 2007 are described below in “Total 2007 Actual Compensation Payouts.”

Components of Moody’s Executive Compensation Program

Moody’s executive compensation program consists of three primary components:

•	Base salary

•	An annual cash incentive award opportunity; and

•	Long-term equity incentive compensation.

Moody’s philosophy is to slightly overweight base salary, underweight the annual cash incentive award opportunity, and overweight long-term equity incentive compensation in relation to the proportion at peer group companies. Moody’s believes that this allocation is appropriate for the Named Executive Officers given the need to balance the two critical objectives of the executive compensation program: first, the need to attract, retain and motivate individuals capable of and committed to performing at a consistently high level; and second, the desire to encourage the achievement of Moody’s near-term and longer-term financial objectives. Thus, decisions made when setting one element of compensation impacts decisions made with regard to other elements.

In determining the proper weighting of each element of compensation, the Company reviews data from its peer group and the broader financial services market data provided by its compensation consultant. Although each of these companies has a different compensation structure, those in the peer group in 2006 provided their senior management with annual cash compensation of approximately 30 to 70 percent and long-term compensation of approximately 30 to 70 percent of total compensation. Those in the broader financial services industry group in 2007 targeted cash compensation for senior management of approximately 40 to 70 percent of total compensation, and long-term compensation of approximately 30 to 60 percent of total compensation.

In recent years the Company has provided its Named Executive Officers with actual cash compensation (base salary and annual cash incentive awards) of between 35 percent and 40 percent of total compensation and equity compensation of between 60 percent and 65 percent of total compensation. In 2007 specifically, for the Named Executive Officers, total target cash compensation was between 30 to 45 percent of the total compensation for each executive and target long-term compensation (which for Moody’s was 100 percent comprised of equity grants) accounted for 55 to 70 percent of the total compensation. In the case of 2007 total compensation, the grant date fair value of the equity awards made to the Named Executive Officers during 2007 is reported in the Grants of Plan-Based Awards Table on page 33.

In 2007, elements of compensation were not weighted significantly differently among executives. The Committee did not consider the current value of previous compensation awards when determining target or actual awards for 2007. Instead, annual awards were determined by considering 2007 performance as well as expectations for the future. Awards have not been based upon the value of an officer’s existing equity holdings. Moody’s believes that this mix remains consistent with the Company’s compensation philosophy and is aligned with long-term shareholder interests.

Compensation of Chief Executive Officer. The same compensation policies are applied to the determination of the chief executive officer’s compensation. The Committee begins its analysis of total compensation for the chief executive officer by analyzing the compensation of executive officers with similar positions at companies included in its peer group as well as in the broader market. The Company has determined in the past that the chief executive officers of comparable companies generally are paid compensation that is materially different in amount than that of other executive officers at such companies. Additionally, the Committee takes into account the scope of the individual’s responsibilities, experience and prior performance, and balances these factors against competitive market data for comparable positions when determining overall compensation. Because the chief executive officer of the Company is responsible for the entire organization, and is not only responsible for one area of operations of it, as is the case with the other Named Executive Officers, the scope of his position led to a determination that a materially higher total compensation package was warranted.

Base Salary

For executives, including the Named Executive Officers, base salary is intended to provide a level of compensation for these individuals that is appropriate given their professional status, market value and accomplishments. Each year, the Committee reviews the base salaries of Moody’s Named Executive Officers and market information provided by the compensation consultant, to determine whether an adjustment is warranted. For each individual, the Committee takes into account the scope of the individual’s responsibilities, experience and prior performance, and balances these factors against competitive market data for comparable positions. In evaluating each individual’s base salary, the Committee also considers internal equity with respect to the other executives.

The base salaries paid to the Named Executive Officers during 2007 are reported in the Summary Compensation Table on page 31.

Annual Cash Incentive Awards

Moody’s awards the Company’s executives, including the Named Executive Officers, annual cash incentives based on performance against financial objectives specified at the beginning of the performance year, and an evaluation of individual accomplishments during that year. The plan design, together with the size of the annual cash incentive award opportunity, ensures that a significant portion of each Named Executive Officer’s cash compensation is “at risk” and payable only when Moody’s shareholders have also benefited from their efforts. In the case of the Named Executive Officers whose overall annual cash compensation may, in some instances, exceed $1 million, an overall performance target is established to ensure that their award payouts that are solely attributable to and dependent upon satisfaction of such performance target will be fully deductible under the federal income tax laws.

Executive Performance Incentive Compensation Plan. Annual cash incentive awards are made under our Executive Performance Incentive Compensation (“EPIC”) plan. EPIC funding is driven by the Company’s long-term (“normative”) growth targets. There is not a predetermined aggregate dollar amount of plan funding from which Named Executive Officers are paid, nor is a maximum dollar amount assigned to potential awards. Instead, bonus payments are funded by the Company’s percentage achievement against pre-set objectively determinable targets.

Except as described in the following sentence, in 2007, the aggregate funding of the plan for executives, including the Named Executive Officers, was based on the financial performance of the Company as against the growth targets of 12.5 percent operating income growth and 15 percent earnings-per-share growth (such percentages are adjusted for one time events such as, for example, the impact of legacy tax matters that are described in the filings made by the Company from time to time with the SEC). There was not an earnings-per-share growth component in the funding for Messrs. Clarkson and Almeida’s awards. The Committee selected earnings-per-share growth because of its direct relationship to enhancing the value of shareholders’ investments. However, since earnings-per-share growth does not always correlate directly with company operating performance, the Committee concluded that it was also important to include operating income growth as an additional performance measure.

Under EPIC, unfavorable variances in financial performance versus the growth targets can still result in partial funding. For example, full funding occurs if the growth targets described above are achieved. However, where the year’s growth reaches only one-half or less of the targeted levels, the plan may still be funded at 50 percent, with individual incentive payments, if any, subject to the approval of the Board of Directors. This feature is intended to provide sufficient flexibility to manage retention of key managers, particularly in slower growth environments, but is not intended to provide equivalent downside protection to each manager irrespective of performance. Operating income and earnings-per-share growth above the 50 percent level, but below the growth targets, results in funding between 50 percent and 100 percent of target on a linear basis and continues that way uncapped above 100 percent of target. In addition, the Committee may authorize supplemental funding which may be used to make discretionary awards to individual employees, including the Named Executive Officers.

For fiscal year 2008, the Company has modified aggregate funding for the plan to instead be based on performance against budget for the Company and its two primary subsidiaries, Moody’s Analytics and Moody’s Investors Service. The Company’s performance measurement will be based on a roll-up of operating company results. The Committee has added a maximum funding level of 200 percent of the target if earnings per share and/or operating income growth as a percentage is 12 percentage points or higher than budget. Furthermore, the Committee removed the minimum funding level for 2008 and replaced it with threshold performance of earnings per share and/or operating growth being no more than six percentage points below budget. In instances where earnings per share or operating income growth are less than that level, no formulaic funding would occur.

Preliminary Determination and Discretionary Adjustments. As discussed above, each year, the Committee establishes target award opportunities for each executive, including the Named Executive Officers, after consideration of peer group data provided by the Committee’s consultant. At the end of the year, the chief executive officer makes recommendations to the Committee as to the size of each award that should be paid. The recommendation is not made solely by using a formula. Instead, starting from the baseline target, a preliminary award payout amount is funded on the basis of each Named Executive Officer’s formulaic achievement relative to their financial (quantitative) objectives. Then, the preliminary awards are subjected to potential negative adjustment recommendations by the chief executive officer based on the degree of achievement of each individual against their qualitative objectives. This negative adjustment recommendation is typically between 0 percent and 33.3 percent of the maximum award, although a significant failure to achieve qualitative objectives may result in a negative adjustment larger than 33.3 percent. Positive adjustments may also be made; however, if such adjustments result in compensation exceeding the target, in certain cases the award may not be deductible under the federal income tax laws.

Non-financial objectives, which are used to determine the negative discretionary adjustments to the preliminary awards, differ among executives as their positions face different challenges and involve different strategic initiatives. Among the non-financial performance factors considered when evaluating compensation of the Named Executive Officers is one’s contribution to the Company’s progress towards achievement of long-term initiatives, satisfaction of job responsibilities, new product development, corporate development, pursuit of internal synergies, international expansion, competitive differentiation, oversight of staff, attracting and maintaining talented employees, management of regulatory and legal concerns, adapting to regulatory changes, corporate planning, risk management, helping to maintain and support the Company’s values and culture, and potential future contributions the executive will make to the growth of the Company. In addition to using these factors to determine EPIC payments, the Committee also performs this same subjective non-formulaic evaluation for determining all aspects of pay.

Mr. McDaniel presents his recommendations to the Committee. The Committee considers the proposed payouts, solicits advice from the compensation consultant, as appropriate, and determines final payout amounts for each Named Executive Officer. Adjustments made by the Committee are subjective and can be based generally on a review of the circumstances affecting results to determine if any events were unusual or unforeseen. Because performance goals are multi-layered, downward adjustments are not made necessarily due to the failure to achieve any particular single goal, but instead reflect an overall assessment of the executive’s work over the year.

The Committee’s adjustments can be greater or lesser than the chief executive officer’s recommendation with respect to any individual. For 2007, the Committee made adjustments to the compensation recommendations with respect to each Named Executive Officer.

Award payouts are finalized at the Committee’s February meeting following the performance year in question and based on the prior year’s performance, and actual payouts are made typically at the beginning of March. Any discretionary payment to a Named Executive Officer in excess of the amount implied by a zero percent negative discretion adjustment as described above will not constitute performance-based compensation and may not be deductible to the Company to the extent that any such Named Executive Officer has compensation, other than performance-based compensation, in excess of $1 million in any year.

The Committee uses a similar process to establish the award payout for Mr. McDaniel. First, Mr. McDaniel conducts a self-assessment at the end of the year in much the same manner that he assesses the other Named Executive Officers’ performance. His bonus is preliminarily funded on the basis of achievement relative to objective quantitative measures of performance. He then puts forth a recommendation to the Committee regarding the negative discretionary adjustment to his award. The Committee reviews his recommendation, evaluates his performance and, with the assistance of and reliance on the compensation consultant, the Committee determines the adjustment based on their own review of his performance as compared to the non-financial objectives.

2007 Results. Moody’s confronted significant challenges in 2007 as credit problems that began in the U.S. housing sector affected important parts of the Company’s ratings business globally. Nonetheless, the Company reported solid financial performance for full-year 2007. Revenue totaled $2,259.0 million, an increase of 11% from $2,037.1 million for the same period of 2006. Operating income was $1,131.0 million and included restructuring charges of $50.0 million. Diluted earnings per share of $2.58 included a $0.19 per share benefit from the settlement of a legacy tax matter in the second quarter of 2007 and an $0.11 per share charge related to restructuring actions. Excluding the 2007 restructuring charge and the 2006 gain on building sale of $160.6 million, operating income of $1,181.0 for 2007 grew 7% from $1,098.9 million in 2006. Excluding the adjustments listed above and the impact of legacy tax matters in both years, diluted earnings per share were $2.50, 11% higher than $2.25 in 2006.

The Committee determined a 16.7 percent negative adjustment with respect to Mr. McDaniel’s annual cash incentive award, a zero percent negative adjustment to the formulaic outcome of Ms. Huber and Messrs. Clarkson and Goggins’ annual cash incentive awards, and a positive adjustment with respect to Mr. Almeida’s annual cash incentive award amount.

In addition, as the Committee determined that the formulaic funding of Ms. Huber and Mr. Clarkson’s cash incentive amounts would have led to an inappropriately sharp drop in their compensation given their performance, these two officers received a discretionary bonus outside of the EPIC plan.

In considering the appropriate adjustments to the formulaic bonus results for Mr. Clarkson and Mr. Almeida, the Committee took into account the fact that their bonus targets and preliminary funding formulae were set prior to their assumption, in August 2007, of their current responsibilities as President of Moody’s Investors Service and President of Moody’s Analytics, respectively. In particular, the formulaic funding for each was based solely on the financial performance of their previous narrower areas of responsibility rather than the whole businesses which they led throughout the latter half of the year. For Ms. Huber, judgments about the qualitative factors of her performance, including the implementation of various measures concerning the financial and capital structure of the Company, contributed to the Committee’s decision to not make a negative adjustment.

Comparisons against the peer group can only be made for the CEO, CFO and General Counsel because those are the only three Named Executive Officers with directly comparable data disclosed in the filings of the peer group. For two of these three executives, the annual cash incentive awards in combination with base salary amounts, fell below the 25th percentile against the peer group and between the 25 and 50th percentiles for the third executive. Because the offices held by the remaining top paid executive officers of the Company’s peer group were not similar in nature or scope to the remaining Named Executive Officers, direct comparisons are not easily made.

As compared to the 2007 target data regarding the broader financial services market, the total cash compensation for each Named Executive Officer was below the 50th percentile, except for Ms. Dering, who was between the 50 and 75th percentiles. The Committee concluded that given the significant challenges faced by Moody’s in 2007, offset in part by the Company’s still solid financial performance, total cash compensation below the peer group’s 50th percentile and a significant decline in year over year incentive compensation was appropriate.

Details regarding the annual cash incentive award payouts and the discretionary bonus payments to the Named Executive Officers for 2007 are reported in the Summary Compensation Table on page 31.

Long-Term Equity Incentive Compensation

Moody’s long-term equity incentive compensation program is designed to reward the Company’s executives, including the Named Executive Officers, for their individual performance, as well as for overall Company performance over a multi-year period.

Long-term equity compensation also has been overweighted in recent years as compared to the data provided by the Company’s compensation consultant with regard to the Company’s peer group. The emphasis on long-term equity compensation, represented by a mix of stock options and restricted stock, aligns with the Company’s focus on long-term credibility, contribution to overall company value and alignment with shareholder interests. The long-term equity awards in 2007 were comprised of 50 percent stock options and 50 percent restricted stock. The Company believes this was an appropriate mix in 2007 as the potential appreciation in stock options provided long-term motivation incentives by rewarding executives for superior financial performance and a strong growth orientation (both of which are well-aligned with shareholder interests), while the use of restricted stock provided retention incentives and reduced the leverage in the plan so that executives are motivated to take actions appropriate to achieving long-term financial performance. Restricted stock awards also maintain appropriate motivational elements for annual performance through a performance-based vesting schedule and any appreciation realized in the stock price as well as the potential for both accelerated and decelerated vesting when the Company experiences strong or weak financial performance respectively, as against the Company’s growth targets. The Committee continues to evaluate the mix of stock options and restricted stock and has determined that in 2008 long-term equity awards for members of senior management, including the Named Executive Officers, will be comprised of 100 percent stock options. This determination was made in light of the recent decline in the Company’s stock price. The Committee believes that using 100 percent stock options more strongly aligns our executive’s long-term compensation with the interests of shareholders, yet potential for stock price appreciation serves as a strong retention tool.

Stock options vest through continued service over four years in annual 25 percent increments, which ensures that an executive will realize value from his award only if the market price of Moody’s common stock appreciates above the options’ exercise price at any time after the shares have vested. Similarly, restricted stock awards are structured to provide motivation via potential stock price appreciation as well as the potential for accelerated vesting when the Company experiences financial performance of greater than 15 percent growth in operating income. An executive’s restricted stock award vests to the extent that the Company has achieved specified performance goals. The vesting of shares in any one year is expressed as a percentage of “Target Shares” which are equal to 25 percent of the number of restricted shares granted. If annual operating income growth is less than 10 percent, 50 percent of Target Shares vest; if annual operating income growth is between 10 percent and 15 percent (inclusive), 100 percent of Target Shares vest; and if annual operating income growth is more than 15 percent, 150 percent of Target Shares vest. If the restricted shares are not fully vested on the fifth anniversary of the date of grant (due to decelerated vesting in prior years), the remaining unvested restricted shares will vest in full on the first trading day in March following the fifth anniversary of the date of grant regardless of whether the specified performance goals have been achieved. Moody’s uses operating income growth as the vesting performance trigger for these awards because it believes that this measure closely tracks whether the Company is successfully building its business over the long-term.

In the years prior to 2007, year-to-year increases in the price of Moody’s common stock had materially outpaced merit-based increases in cash compensation and led to significant shifts in the relative value of equity in the total compensation mix given a constant equity utilization rate. Despite the Company’s intention to overweight long-term equity compensation, it was determined that this shift was significant enough to warrant a partial rebalancing of cash to equity compensation. In 2006, Moody’s addressed the shift in the cash-equity balance by converting a portion of the value of the equity to incentive cash compensation for all Named Executive Officers. Even with this partial rebalancing from equity to cash, Moody’s equity utilization rate still placed it at the 75th percentile of the Company’s peer group in 2006, which Moody’s believed was compatible with the role that equity plays in setting targeted total compensation levels for the Named Executive Officers. This balance was not changed in 2007.

Long-term equity incentive awards for Moody’s executives are ultimately determined by the Committee after reviewing market information provided by the compensation consultant. When Mr. McDaniel makes his recommendation, he considers each individual’s performance and contribution to the Company for the prior year, also factoring in his desired retention and incentive objectives for the individual.

The size and other terms and conditions of the equity awards are established at the Committee’s December meeting. At that time, the Committee also sets the date at which the awards will be formally made the following year, which is timed to follow shortly after the Company’s annual earnings release. Specifically, each equity award is effective, and the exercise price determined, as of the third trading day following the date of public dissemination of Moody’s financial results for the prior year (typically, the beginning of February). The exercise price of the stock options is set at the fair market value of the Company’s common stock on the grant date. Under Moody’s 2001 Stock Incentive Plan, “fair market value” is based on the arithmetic mean of the high and low trading prices of Moody’s common stock as reported on the New York Stock Exchange at the end of each trading day. Equity awards are only made to Named Executive Officers in accordance with this annual grant process, which has been, and will continue to be, the Company’s practice. Equity awards may also be granted on a quarterly basis in relation to new hires and management promotions at the discretion of Mr. McDaniel based on authority delegated to him by the Board. For the first three quarters of the year, the effective date is the first business day of the following quarter; for the fourth quarter, the effective date is the last business day of the year. The exercise price is determined by the same method as that used for the annual grant process.

The stock options that Moody’s grants to the Named Executive Officers are considered “performance-based compensation” for purposes of the federal income tax laws. Consequently, compensation expense resulting from the exercise of these options is fully deductible.

The grant date fair value of the long-term equity incentive awards made to the Named Executive Officers during 2007 is reported in the Grants of Plan-Based Awards Table on page 33. It should be noted that Moody’s long-term compensation figures are comprised 100 percent by equity grants whereas, for some comparable companies, long-term compensation includes amounts from various sources. Additional information on these awards, including the number of shares subject to each award, is reported in this Table.

Total 2007 Actual Compensation Payouts

For the two officers with directly comparable positions in the peer group, other than the chief executive officer (described below), one officer’s total 2007 actual compensation payout was above the 75th percentile and the other was between the 25 to 50th percentiles.

As compared to the broader market data provided to the Company by its compensation consultant, total 2007 actual compensation payouts for four of the six Named Executive Officers were between the 50 to 75th percentiles as compared to 2007 target data and one was at the 75th percentile. The payout of one Named Executive Officer was above the 75th percentile; such executive has resigned and her compensation is described in further detail below.

With respect to chief executive officer compensation, as compared to the Company’s peer group, Mr. McDaniel’s total compensation payout was between the 50 to 75th percentiles. As compared to the broader market data provided to the Company by its compensation consultant, Mr. McDaniel’s 2007 total compensation payout was between the 50 and 75th percentiles. The Committee considered the benchmark salaries of its peer group and the market when determining Mr. McDaniel’s total compensation.

Additional Executive Compensation Policies

The Committee does not take into account compensation that would become payable to each of the Named Executive Officers under certain existing plans and arrangements if the executive’s employment had terminated under the specified circumstances or if there had been a change in control. Therefore, when discussing the factors considered by the Committee when determining overall compensation, potential payments upon termination or change in control were not included. However, to further the objectives of Moody’s executive compensation program, it has adopted a number of supplemental policies, which are described below.

Retirement Benefits. Moody’s provides retirement benefits to its Named Executive Officers under a series of defined benefit and defined contribution pension plans.

The defined benefit pension plans are the Retirement Account, the Pension Benefit Equalization Plan (“PBEP”) and the Supplemental Executive Benefit Plan (“SEBP”). The Retirement Account, which closed to new entrants effective as of December 31, 2007, is a broad-based tax-qualified defined benefit pension plan for all Moody’s U.S. employees. The PBEP is a non-tax-qualified defined benefit pension plan that restores benefits to participants in the Retirement Account that would otherwise be lost due to limitations under the federal income tax laws on the provision of benefits under tax-qualified defined benefit pension plans. The Retirement Account, together with the PBEP, provides income upon retirement based on a percentage of annual compensation. The SEBP is a non-tax-qualified supplemental executive retirement plan that provides more generous benefits than the PBEP for designated executive officers, including several of the Named Executive Officers. The Company historically had a SEBP plan in order to bring total compensation for U.S. executive officers to a competitive level within the market. This has been an important factor in assisting the Company in the retention of executives which is key to the Company’s long-term strategies.

Moody’s also offers its U.S. employees, including the Named Executive Officers, the opportunity to participate in a tax-qualified defined contribution plan, the Profit Participation Plan (“PPP”). In addition, through December 31, 2007, U.S. employees, including the Named Executive Officers, whose participation in the PPP is restricted due to limitations under the federal income tax laws on the provision of benefits under tax-qualified defined contribution plans, participated in the Profit Participation Benefit Equalization Plan (“PPBEP”). The PPBEP was terminated effective December 31, 2007 and was replaced by a voluntary deferred compensation plan in 2008. The PPBEP plan is a non-tax-qualified defined contribution plan that provides an annual credit to each participant’s account in the PPBEP equal to the amount of the Company contribution that would have been made to each individual’s PPP account if the participant had been allowed to continue contributions beyond the limitations related to the plan.

These plans provide Moody’s U.S. employees with the opportunity to accumulate retirement benefits and, with the exception of the SEBP, these plans are open to all eligible U.S. employees.

Moody’s believes that the total amount of retirement benefits made available to its Named Executive Officers under these plans contributes to a level of total compensation consistent with its executive compensation philosophy and the Company’s retirement benefits are believed to be generous as compared to comparable companies.

The actuarial present values of the accumulated pension benefits of the Named Executive Officers who participate in these plans as of the end of 2007, as well as other information about each of Moody’s defined benefit pension plans, are reported in the Pension Benefits Table on page 37. The account balances of the Named Executive Officers who participate in the Profit Participation Benefit Equalization Plan as of the end of 2007, as well as other information about this plan, are reported in the Summary Compensation Table on page 31.

Employment Agreements. Moody’s does not enter into employment agreements with its executives, including the Named Executive Officers. All of the Company’s executives are “at will” employees. This practice is consistent with Moody’s goal to maximize the amount of “at risk” compensation of its executives.

Severance Agreements. To attract and retain qualified individuals, Moody’s provides severance benefits to its executive officers, including the Named Executive Officers. While having such a plan in place is an important tool in Moody’s retention efforts, and is in the best long-term interest of shareholders, the plan is not designed to reward individuals who have not performed to expectations or who have engaged in conduct that is detrimental to the Company and its shareholders.

Accordingly, Moody’s Career Transition Plan (“CTP”) is designed to compensate executives in the following situations: (i) where there has been a reduction in the Company’s workforce or elimination of specific jobs, (ii) where the individual’s job performance has not met expectations (but does not involve a basis for terminating his performance for cause), or (iii) where the Company has agreed with an individual that it is in the mutual best interests of the parties to sever the employment relationship. For these purposes, “cause” means willful malfeasance or misconduct, a continuing failure to perform his duties, a failure to observe Moody’s material policies, or the commission of a felony or any misdemeanor involving moral turpitude.

The CTP provides payments and benefits to individuals for what Moody’s believes to be a reasonable period for them to find comparable employment. It also affords both Moody’s and the individual the motivation to resolve any potential claims or other issues between the parties with finality, which helps minimize distractions for management and protect the interests of shareholders. Finally, to protect Moody’s competitive position, each executive, including each Named Executive Officer, is required, as a condition of receiving payment, to sign a severance and release agreement that prohibits them from engaging in conduct that is detrimental to Moody’s, such as working for certain competitors; soliciting customers or employees after employment ends; and disclosing confidential information the disclosure of which would result in competitive harm to Moody’s.

Under the CTP, an eligible executive is paid 52 weeks of salary continuation (26 weeks if he or she is leaving the Company because of unsatisfactory job performance). During the applicable salary continuation period, the executive receives medical, dental, and life insurance benefits and is entitled to make use of the Company’s then-current outplacement services. In addition, the executive is entitled to receive any benefits that he or she otherwise would have been entitled to receive under Moody’s retirement plans, although those benefits are not increased or accelerated.

Except where the executive officer is leaving the Company because of unsatisfactory job performance, he or she also receives:

•	a pro rata portion of his actual annual cash incentive for the year (as long as he or she has been employed for at least six full months during that year); and

•	financial planning and counseling services during the salary continuation period.

The CTP gives Mr. McDaniel the discretion to reduce or increase the benefits payable, or otherwise modify the terms and conditions applicable, to an executive (other than to himself) under the plan. As a matter of policy, if Mr. McDaniel intended to increase the benefits payable, any such proposal would be reviewed by the Committee.

Moody’s believes that these payment arrangements are similar to the general practice among the Company’s peer group, although it has not benchmarked the severance practices of Moody’s peer companies.

The estimated payments and benefits payable to the Named Executive Officers assuming an event triggering payment under the CTP as of the last day of 2007 are reported in the discussion of Potential Payments Upon Termination or Change in Control on page 40.

In November 2007, after twenty years with the Company and its predecessors, Ms. Dering resigned from her position as Executive Vice President, Global Regulatory Affairs and Compliance and remained an employee until the end of the fiscal year. In addition to receiving 52 weeks of salary and benefits continuation under the CTP and participation in the EPIC Plan, Ms. Dering was a participant in the SEBP. The SEBP features a “cliff vesting” provision pursuant to which any SEBP participant who terminates employment before both reaching the age of 55 and accumulating 10 years of service will have her SEBP benefits reduced by 60 percent of the otherwise accrued benefit. The Board exercised its authority to waive the reduction in benefits for pre-age 55 terminations and grant Ms. Dering the full value of her accrued SEBP benefit, otherwise in accordance with the plan terms. The Board also provided that Ms. Dering’s departure be treated as a retirement under the Company’s equity plans. As a consequence, her restricted stock grants (other than the grant received in 2007) will vest in full and all restrictions on such shares will lapse upon her termination and her unvested stock options (other than the grant she received in 2007) will continue to vest and (together with her vested stock options) be exercisable for five years from the date of termination or, if shorter, the remaining stated term of each option. Ms. Dering is party to a separation agreement with the Company.

Change in Control Arrangements. So that Moody’s executives are motivated to pursue potential transactions that would enhance the value of shareholders investments, Moody’s believes it is important to provide certain arrangements upon a potential change in control of the organization. While Moody’s does not provide specific change in control agreements for its executives, the Company’s 2001 Stock Incentive Plan provides for accelerated vesting of outstanding awards, including stock options and restricted stock awards, upon a change in control of the Company. A “change in control” is defined to include: (i) a person acquiring more than 20 percent of the voting power of the Company’s then outstanding securities; (ii) the shareholders of the Company approving a merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would not change the current voting power position; or (iii) the shareholders of the Company approving a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets. Relative to the overall value of the Company, however, the value of this potential change in control benefit is minor.

The estimated payments and benefits payable to the Named Executive Officers assuming a change of control of the Company as of the last day of 2007 are reported in the discussion of Potential Payments Upon Termination or Change in Control on page 40.

Perquisites and Other Personal Benefits. Moody’s does not provide perquisites or other personal benefits with an aggregate value of $10,000 or more to its executives, including the Named Executive Officers. Moody’s believes this practice is consistent with the Company’s policy to maximize the amount of “at risk” compensation of its executive officers.

Stock Ownership Guidelines. In July 2004, Moody’s adopted stock ownership guidelines for its executives, including the Named Executive Officers, and its non-employee directors. Moody’s believes that these guidelines encourage its executive officers to act as owners by requiring them to acquire and maintain a meaningful stake in the Company, which helps align the executives’ interests with those of the Company’s shareholders.

The guidelines are intended to satisfy an individual’s needs for portfolio diversification, while ensuring that Moody’s executives maintain an equity interest in the Company ownership at a level sufficient to assure shareholders of their commitment to value creation. Executive officers are expected, over a five-year period, to acquire and hold shares of the Company’s common stock equal in value to a specified multiple of their base salary (which varies based on position). The current required ownership levels for the Named Executive Officers are:

Named Executive Officer	Ownership Level Multiple
Raymond W. McDaniel	5
Linda S. Huber	3
Brian M. Clarkson	3
Mark Almedia	3
John J. Goggins	3
Jeanne M. Dering	2

Restricted shares and shares owned by immediate family members or through the Company’s tax-qualified savings and retirement plans count toward satisfying the guidelines. Stock options, whether vested or unvested, do not count toward satisfying the guidelines. The guidelines for an individual executive officer may be suspended at the discretion of the Board of Directors in situations that it deems appropriate.

The actual stock ownership of the Named Executive Officers as of December 31, 2007, based on the closing price of the Common Stock on December 29, 2007, was:

Named Executive Officer	Target Value	Actual Shares Owned	Value of Shares Owned
Raymond W. McDaniel	$4,680,000	138,140	$4,931,598
Linda S. Huber	1,455,000	32,659	1,165,926
Brian M. Clarkson	1,741,401	69,051	2,465,121
Mark E. Almeida	1,178,751	78,411	2,799,273
John G. Goggins	1,083,000	31,693	1,131,440
Jeanne M. Dering	943,600	60,328	2,153,710

On December 31, 2007, each of the Named Executive Officers, apart from Ms. Huber, exceeded their ownership targets. Ms. Huber’s actual stock ownership is consistent with the guidelines as she joined the Company in May 2005 and has a five-year period to meet her ownership target.

Tax Deductibility Policy. While Moody’s generally seeks to ensure the deductibility of the incentive compensation paid to the Company’s executives, the Committee intends to retain the flexibility necessary to provide cash and equity compensation in line with competitive practice, Moody’s compensation philosophy, and the best interests of shareholders even if these amounts are not fully tax deductible.

Section 162(m) of the Tax Code limits income tax deductibility of compensation in excess of $1 million that is not “performance-based” as defined under the income tax regulations, paid to any employee who as of the close of the taxable year was the chief executive officer or, whose total compensation is required to be reported to shareholders under the Securities Exchange Act of 1934 by reason of such employee being among the four highest compensated officers for the taxable year (other than the chief executive officer). Stock options awarded under the Company’s shareholder approved stock incentive plans are performance-based, and any amounts required to be included in an executive’s income upon the exercise of options do not count toward the $1 million limitation. For other compensation to be performance-based under the regulations, it must be contingent on the attainment of performance goals the material terms of which are approved by shareholders and the specific objectives of which are established by, and attainment of which objectives are certified by, a committee of the Board which consists entirely of independent directors.

Under Moody’s annual cash incentive plan for the Named Executive Officers whose compensation is likely to be in excess of $1 million, annual bonuses are preliminarily funded on the basis of achievement relative to quantitative measures of performance and then are subject to negative discretion based on the degree of achievement of qualitative objectives. The Committee can also make positive adjustments based on achievement of qualitative objectives, but such adjustments may not be tax deductible.

SUMMARY COMPENSATION TABLE

The following table sets forth, for the years ended December 31, 2007 and 2006, the total compensation of the Company’s Named Executive Officers. The Named Executive Officers for 2007 and 2006 include Moody’s Principal Executive Officer, its Principal Financial Officer, the three most highly-compensated executive officers of the Company (other than the Principal Executive Officer and Principal Financial Officer) who were serving as executive officers at the end of the last completed fiscal year and details regarding one officer for whom, but for the fact that she was not serving as an executive officer at the end of the 2007 fiscal year, disclosure would have been required.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)		All Other Compensa- tion ($)(6)	Total ($)
Raymond W. McDaniel	2007	$936,000	$—	$1,873,732	$2,066,087	$1,051,000	$1,302,492		$147,244	$7,376,555
Chairman and Chief Executive Officer	2006	900,000	—	1,708,913	1,826,666	1,863,490	1,709,230		187,468	8,195,767

Linda S. Huber	2007	485,500	50,809	781,383	677,872	477,191	210,877		66,356	2,749,988
Executive Vice President and Chief Financial Officer	2006	475,500	—	647,508	427,974	730,000	165,511		80,430	2,526,923

Brian M. Clarkson	2007	580,467	39,924	874,411	976,468	391,076	302,289		78,758	3,243,393
President and Chief Operating Officer of Moody’s Investors Service	2006	520,000	—	773,070	858,933	874,000	691,339		95,947	3,813,289

Mark E. Almeida	2007	392,917	—	412,523	446,273	401,000	27,964		43,502	1,724,179
Senior Vice President — President of Moody’s Analytics	2006	343,200	—	371,770	391,936	364,000	36,523		52,874	1,560,303

John J. Goggins	2007	361,000	—	435,737	508,584	281,000	118,981		44,458	1,749,760
Senior Vice President and General Counsel	2006	351,000	—	393,496	475,764	412,000	174,761		50,898	1,857,919

Jeanne M. Dering	2007	471,800	—	588,424	1,103,363	287,932	448,600	(7)	61,251	2,961,370
Executive Vice President — Global Regulatory Affairs & Compliance	2006	471,800	—	580,458	716,898	570,000	949,367		76,682	3,365,205

(1)	The amounts reported in the Bonus column represent discretionary bonuses paid to Named Executive Officers. The Company paid no discretionary bonuses to the Named Executive Officers in 2006. For 2007, two Named Executive Officers received discretionary bonuses paid on March 7, 2008. Payments under the Company’s annual cash incentive program for 2007 and 2006 are reported in the Non-Equity Incentive Plan Compensation column.

(2)

The amounts reported in the Stock Awards column represent the portion of the grant date fair value of the restricted stock awards made to the Named Executive Officers during 2007 and in prior years that was recognized as expense for financial reporting purposes during 2006 in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004) “Share based Payment” (FAS 123(R)), excluding, in the case of service-based awards, estimates for forfeitures. The grant date fair value for the restricted stock awards is based on the arithmetic mean of the high and low market price of the Company’s Common Stock on the grant date. The Company did not apply any assumptions in determining the fair value of restricted stock awards for financial statement reporting purposes under

SFAS 123R. The actual amount that will be realized at the time an award vests will depend upon the market price of the Company’s Common Stock at the vesting date.

(3)	The amounts reported in the Option Awards column represent the portion of the grant date fair value of the stock option grants made to the Named Executive Officers during 2007 and in prior years that was recognized as expense for financial reporting purposes during 2007 in accordance with FAS 123(R), excluding, in the case of service-based option award, estimates for forfeitures. The assumptions made in calculating these grant date fair value amounts, except as indicated in footnote (4) to the Outstanding Equity Awards at Fiscal Year-End Table, are incorporated herein by reference to the discussion of those assumptions under the heading “Stock-Based Compensation” in the Management’s Discussion and Analysis and Note 12 (in 2007) and Note 11 (in 2006 and 2005) to the financial statements as contained in the Company’s Annual Reports on Form 10-K filed with the SEC on February 29, 2008, March 1, 2007 and March 1, 2006. The actual amount that will be realized, if any, upon the exercise of an option will depend upon the extent to which the market price of the Company’s Common Stock exceeds the option exercise price at the time the option is exercised. The exercise price of these awards is equal to the arithmetic mean of the high and low market price of the Company’s Common Stock on the grant date.

(4)	The amounts reported in the Non-Equity Incentive Plan Compensation column represent the amounts earned by the Named Executive Officers for 2007 and 2006 under the Company’s annual cash incentive program. These amounts were actually paid on March 7, 2008 and March 7, 2007, respectively. For a description of this program, see “Annual Cash Incentive Awards” in the Compensation Discussion and Analysis on page 18.

(5)	The amounts reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column represent the aggregate change during 2007 and 2006 in the actuarial present value of the Named Executive Officers’ accumulated benefits under the Company’s Retirement Account, Pension Benefit Equalization Plan, and Supplemental Executive Benefit Plan (“SEBP”). For a description of these plans, see the Pension Benefits Table on page 37. The change in the actuarial present value year over year is largely driven by the impact on the SEBP component of the following variables: one additional year of service and pay; one less year of discounting in the present value calculation; and annual assumption changes (such as the discount rate or mortality assumption). None of the Named Executive Officers received any “above-market” or “preferential” earnings on nonqualified deferred compensation during 2007 and 2006 as the Company did not maintain any nonqualified deferred compensation plans or arrangements for its employees.

(6)	The amounts reported in the All Other Compensation column comprise the following compensation items:

Name	Year	Perquisites and Other Personal Benefits(a)	Company Contributions to Vested and Unvested Defined Contribution Plans(b)	Dividends or Other Earnings Paid on Stock or Option Awards(c)	Total
Raymond W. McDaniel	2007	—	$139,449	$7,795	$147,244
	2006	—	184,307	3,161	187,468
Linda S. Huber	2007	—	63,735	2,621	66,356
	2006	—	79,680	750	80,430
Brian M. Clarkson	2007	—	75,158	3,600	78,758
	2006	—	94,404	1,543	95,947
Mark E. Almeida	2007	—	41,815	1,687	43,502
	2006	—	52,205	669	52,874
John J. Goggins	2007	—	42,584	1,874	44,458
	2006	—	50,049	849	50,898
Jeanne M. Dering	2007	—	55,433	5,818	61,251
	2006	—	75,348	1,334	76,682

(a)	Perquisites and other personal benefits provided to each of the Company’s Named Executive Officers in 2007 and 2006 were, in the aggregate, less than $10,000 per individual each year.

(b)	These amounts represent the aggregate annual Company contributions to the accounts of the Named Executive Officers under the Company’s Profit Participation Plan and payments under the Profit Participation Benefit Equalization Plan. The Profit Participation Plan is a tax-qualified defined contribution plan. The Profit Participation Benefit Equalization Plan is a non-tax-qualified defined contribution plan that provides a payment to each Named Executive Officer who participates in the Profit Participation Plan equal to the amount of the Company contribution that would have been made to each individual’s Profit Participation Plan account but for the limitations of the federal income tax laws. The payments were made to the Named Executive Officers in March, 2008 and 2007.

(c)	These amounts represent dividend equivalents paid on restricted stock awards that vested during 2007 and 2006.

(7)	Because Ms. Dering’s Severance Agreement provides for the Company to provide Ms. Dering with unreduced SEBP benefits at age 55, the amount reflected is the present value of the increase in her SEBP benefit.

GRANTS OF PLAN-BASED AWARDS TABLE FOR 2007

The following table sets forth, for the year ended December 31, 2007, information concerning each grant of an award made to the Company’s Named Executive Officers in 2007 under any plan.

	Grant Date	Author- ization Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)(5)	Grant Date Fair Value(6)
Name			Threshold ($)	Target ($)(2)	Maximum ($)	Target (#)

Raymond W. McDaniel			n/a	$1,372,800	n/a
	2/12/2007	12/11/2006				32,052			$2,330,661
	2/12/2007	12/11/2006					102,800	$72.72	2,330,682

Linda S. Huber			n/a	519,400	n/a
	2/12/2007	12/11/2006				13,875			1,008,921
	2/12/2007	12/11/2006					44,500	72.72	1,008,904

Brian M. Clarkson			n/a	780,000	n/a
	2/12/2007	12/11/2006				15,434			1,122,283
	2/12/2007	12/11/2006					49,500	72.72	1,122,264

Mark E. Almeida			n/a	420,000	n/a
	2/12/2007	12/11/2006				7,093			515,768
	2/12/2007	12/11/2006					22,750	72.72	515,788

John J. Goggins			n/a	306,400	n/a
	2/12/2007	12/11/2006				7,561			549,798
	2/12/2007	12/11/2006					24,250	72.72	549,796

Jeanne M. Dering(7)			n/a	376,000	n/a
	2/12/2007	12/11/2006				9,354			680,176
	2/12/2007	12/11/2006					30,000	72.72	680,160

(1)	The Governance and Compensation Committee authorized the grant of restricted stock awards and stock options for 2007 on December 11, 2006, to be effective on the third trading day following the February 7, 2007 public dissemination of the Company’s financial results for 2007, which was February 12, 2007.

(2)

These awards were granted in 2007 under the Company’s annual cash incentive program. The Governance and Compensation Committee determines the aggregate funding of the program based on the financial performance of the Company, including the Company’s growth in operating income and earnings per share compared with its intermediate- term growth targets, and uses discretion in determining individual cash incentive award payouts. For additional information on the annual cash incentive program, see the Compensation Discussion and Analysis on page 18. Subject to the discretion of the Committee, the program has a minimum funding level of 50% regardless of the Company’s financial performance in a given year which may be used to reward designated executive officers who have achieved one or more line of business strategic objectives even though overall Company performance would not otherwise warrant funding of the plan. These awards were earned during 2007 and were paid in March 2008. The amounts paid are included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table on page 31.

(3)	These awards were made under the Company’s 2001 Stock Incentive Plan, as amended and restated on April 24, 2007. Subject to the Named Executive Officer’s continued employment through each vesting date, the vesting of these restricted stock awards in any one year generally depends on the financial performance of the Company. Twenty-five percent of the total number of shares subject to an award represents the “Target Shares” for each vesting year. If the Company’s annual operating income growth in any one year is (i) less than 10%, then 50% of the Target Shares will vest; (ii) between 10% and 15% (inclusive), then 100% of the Target Shares will vest; and (iii) greater than 15%, then 150% of the Target Shares will vest. Notwithstanding the possibility of accelerated vesting in any year of operating income growth greater than 15%, no more than 100% of the total number of shares subject to an award will vest, and all shares will vest in full, if not previously vested, five years from the grant date, subject to the Named Executive Officer’s continued employment through such date, regardless of whether the specified performance goals have been achieved. The 2001 Stock Incentive Plan provides that an award that is outstanding for at least one year vests in full upon the recipient’s retirement. Dividends are accumulated and paid, without interest, when the underlying shares vest.

(4)	These stock option awards were made under the Company’s 2001 Stock Incentive Plan, as amended and restated on April 24, 2007. They are exercisable in four equal annual installments beginning on the first anniversary of the date of grant. The first anniversary for the 2007 grants is February 12, 2008 and their expiration date is February 12, 2017.

(5)	The exercise price of these awards is equal to the arithmetic mean of the high and low market price of the Company’s Common Stock on the grant date.

(6)	The February 12th grant date fair value for the restricted stock awards is based on the arithmetic mean of the high and low market price of the Company’s Common Stock on the grant date. The February 12th grant date fair value for stock options is based on the Black-Scholes option valuation model, applying the following assumptions; an expected stock-price volatility factor of 23%; a risk-free rate of return of 4.790%; a dividend yield of 0.44%; and an expected time of exercise of 5.7 years from the date of grant. The Black-Scholes model is premised on the immediate exercisability and transferability of the options, neither of which applies to the options set out in the table above. The actual amounts realized, if any, will depend on the extent to which the stock price exceeds the option exercise price at the time the option is exercised.

(7)	Ms. Dering’s 2007 grants were forfeited upon her retirement.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE FOR 2007

The following table sets forth information concerning unexercised options, stock that has not vested, and equity incentive plan awards for each of the Company’s Named Executive Officers outstanding as of December 31, 2007. The market value of the shares that have not vested is based on the closing market price of the Company’s Common Stock on December 31, 2007 on the New York Stock Exchange.

	Option Awards(1)					Stock Awards(2)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Raymond W. McDaniel	39,740	0		$10.9916	12/21/2009	60,783	$2,169,953
	44,120	0		10.7092	01/19/2010
	300,000	0		14.0625	10/03/2010
	230,000	0		19.9875	02/07/2012
	212,000	0		21.2675	02/07/2013
	123,750	41,250		32.4075	02/09/2014
	83,750	83,750		41.6875	02/22/2015
	28,555	85,668		63.0900	02/08/2016
	0	102,800		72.7150	02/12/2017

Linda S. Huber (4)	33,333	33,334		44.9850	07/01/2015	25,236	900,925
	11,250	33,750		63.0900	02/08/2016
	0	44,500		72.7150	02/12/2017

Brian M. Clarkson	29,300	0		21.2675	02/07/2013	28,273	1,009,346
	61,875	20,625		32.4075	02/09/2014
	40,200	40,200		41.6875	02/22/2015
	12,500	37,500		63.0900	02/08/2016
	0	49,500		72.7150	02/12/2017

Mark E. Almeida	70,000	0		14.0625	10/03/2010	13,389	477,987
	50,000	0		19.9875	02/07/2012
	46,000	0		21.2675	02/07/2013
	24,750	8,250		32.4075	02/09/2014
	18,425	18,425		41.6875	02/22/2015
	6,250	18,750		63.0900	02/08/2016
	0	22,750		72.7150	02/12/2017

John J. Goggins	70,000	0		19.9875	02/07/2012	14,006	500,014
	64,000	0		21.2675	02/07/2013
	34,875	11,625		32.4075	02/09/2014
	21,775	21,775		41.6875	02/22/2015
	6,125	18,375		63.0900	02/08/2016
	0	24,250		72.7150	02/12/2017
Jeanne M. Dering	126,000	0		14.0625	10/03/2010	0	0
	100,000	0		19.9875	02/07/2012
	92,000	0		21.2675	12/31/2012
	56,250	18,750		32.4075	12/31/2012
	33,500	33,500		41.6875	12/31/2012
	8,750	26,250		63.0900	12/31/2012

(1)	Option awards are exercisable in four equal, annual installments beginning on the first anniversary of the date of grant. The grant date for options is ten years earlier than the Option Expiration Date reported in this table.

(2)

Subject to the Named Executive Officer’s continued employment through each vesting date, the vesting of restricted stock awards in any one year generally depends on the financial performance of the Company. Twenty-five percent of the total number of shares subject to an award represents the “Target Shares” for each vesting year. If the Company’s annual operating income growth in any one year is (i) less than 10%, then 50%

of the Target Shares will vest; (ii) between 10% and 15% (inclusive), then 100% of the Target Shares will vest; and (iii) greater than 15%, then 150% of the Target Shares will vest. Notwithstanding the possibility of accelerated vesting in any year of operating income growth greater than 15%, no more than 100% of the initial award will vest, and all shares will vest in full, if not previously vested, five years from the grant date, subject to the Named Executive Officer’s continued employment through such date, regardless of whether the specified performance goals have been achieved.

(3)	Value is calculated at $35.70 which is the closing price of the Common Stock on December 31, 2007.

(4)	The following weighted average assumptions were used in the Black-Scholes option valuation model to estimate the fair value of the options granted to Ms. Huber in July 2005: (i) expected holding period—6.0 years; (ii) expected dividend yield—0.49%; (iii) risk-free interest rate—3.89%; and (iv) expected stock volatility—23%.

OPTION EXERCISES AND STOCK VESTED TABLE FOR 2007

The following table sets forth information concerning the number of shares of Common Stock acquired and the value realized upon the exercise of stock options and the number of shares of Common Stock acquired and the value realized upon vesting of restricted stock awards during 2007 for each of the Company’s Named Executive Officers on an aggregated basis. In the case of stock options, the value realized is based on the market price of the Company’s Common Stock on the New York Stock Exchange at the time of exercise and the option exercise price; in the case of restricted stock awards, the value realized is based on the average high and low market price of the Company’s Common Stock on the New York Stock Exchange on the vesting date.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Raymond W. McDaniel	74,300	$4,410,253	27,027	$1,793,162
Linda S. Huber	—	—	9,038	586,024
Brian M. Clarkson	50,700	2,197,067	12,487	830,042
Mark E. Almeida	54,972	2,209,795	5,848	387,352
John J. Goggins	—	—	6,504	433,215
Jeanne M. Dering	—	—	19,158	988,063

PENSION BENEFITS TABLE FOR 2007

The following table sets forth information with respect to each defined benefit pension plan that provides for payments or other benefits to the Named Executive Officers at, following, or in connection with retirement.

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit at 12/31/07 ($)	Payments During Last Fiscal Year ($)
Raymond W. McDaniel	Retirement Account	19.5000	$184,337	—
	Pension Benefit Equalization Plan	19.5000	785,509	—
	Supplemental Executive Benefit Plan	20.8333	7,078,350	—

Linda S. Huber	Retirement Account	1.5833	17,304	—
	Pension Benefit Equalization Plan	1.5833	37,970	—
	Supplemental Executive Benefit Plan	2.6667	321,114	—

Brian M. Clarkson	Retirement Account	15.5000	160,869	—
	Pension Benefit Equalization Plan	15.5000	498,911	—
	Supplemental Executive Benefit Plan	16.5000	3,723,124	—

Mark E. Almeida	Retirement Account	18.5000	153,416	—
	Pension Benefit Equalization Plan	18.5000	214,657	—
	Supplemental Executive Benefit Plan	19.7500	—	—

John J. Goggins	Retirement Account	7.8333	63,516	—
	Pension Benefit Equalization Plan	7.8333	109,035	—
	Supplemental Executive Benefit Plan	8.9167	711,759	—

Jeanne M. Dering	Retirement Account	20.5000	206,735	—
	Pension Benefit Equalization Plan	20.5000	379,338	—
	Supplemental Executive Benefit Plan	21.9167	1,634,998	—
	Severance Agreement(2)	21.9167	2,452,498	—

(1)	The credited service for the Retirement Account and the PBEP is based on service from the date the individual became a participant in the plan. Individuals become participants in the plan on the first day of the month coincident with or next following the completion of one year of service. The SEBP provides credited service from the participant’s date of hire with Moody’s. For Mr. McDaniel and Ms. Dering, the date of participation in the Retirement Account is based on an earlier plan provision that provided for individuals to become participants on the January 1 or July 1 following the completion of one year of service.
(2)	The SEBP features a “cliff vesting” provision pursuant to which any SEBP participant who terminates employment before both reaching the age of 55 and accumulating 10 years of service will have her SEBP benefits reduced by 60 percent of the otherwise accrued benefit. The Board exercised its authority to waive the reduction in benefits for pre-age 55 terminations and grant Ms. Dering the full value of her accrued SEBP benefit, otherwise in accordance with the plan terms. The amount shown in the Severance Agreement row reflects the 60 percent figure.

The Company provides retirement benefits to the Named Executive Officers under three defined benefit pension plans: the Moody’s Corporation Retirement Account (the “Retirement Account”), the Moody’s Corporation Pension Benefit Equalization Plan (the “PBEP”), and the Moody’s Corporation Supplemental Executive Benefit Plan (the “SEBP”). The Retirement Account is a broad-based tax-qualified defined benefit pension plan. The PBEP is a non-tax-qualified defined benefit pension plan that restores benefits to participants that would otherwise be lost under the Retirement Account due to limitations under the federal income tax laws on the provision of benefits under tax-qualified defined benefit pension plans. The Retirement Account, together with the PBEP, provides retirement income based on a percentage of annual compensation. The SEBP is a non-tax-qualified supplemental executive retirement plan that provides more generous benefits than the PBEP for designated senior executive officers of the Company.

None of the continuing Named Executive Officers are currently eligible for early retirement under any of the Company’s defined benefit pension plans.

The assumptions made in computing the present value of the accumulated benefits of the Named Executive Officers, except as described in the following sentence, are incorporated herein by reference to the discussion of those assumptions under the heading “Pension and Other Post-Retirement Benefits” in the Management’s Discussion and Analysis and Note 11 to the financial statements as contained in the Company’s Annual Report on Form 10-K filed with the Commission on February 29, 2008. The assumed retirement age used in computing the present value of the accumulated benefits of the Named Executive Officers was age 65 in the case of the Retirement Account, age 65 in the case of the PBEP, and age 55 in the case of the SEBP.

The material terms in effect in 2007 of the Retirement Account, the PBEP, and the SEBP are described below. Each of these plans was amended effective as of January 1, 2008. Therefore, future benefit accruals made under these plans will be subject to revised terms.

Moody’s Corporation Retirement Account

All U.S. employees are eligible to participate in the Retirement Account after attaining age 21 and completing one year of service with the Company. Participants earn one month of credited service for each month or fraction thereof from the date they become eligible to participate in the plan. The Retirement Account is a cash balance plan providing benefits that grow monthly as hypothetical account balances, which are credited with interest and pay-based credits. Interest credits are based on a 30-year Treasury interest rate equivalent with a minimum compounded annual interest rate of 3%. Pay-based credits are amounts allocated to each participant’s hypothetical account based upon a percentage of monthly pensionable compensation. The percentage of compensation allocated annually ranges from 3% to 12.5%. Each participant’s pay-based credit percentage is based on their attained age and credited service. Compensation is based on actual earnings which include base salary, regular bonus (or annual incentive award), overtime, and commissions. Severance pay, contingent payments, and other forms of special remuneration are excluded.

Participants vest in their benefits after completing five years of service with the Company. Upon termination of employment, a participant may elect to receive an immediate lump sum distribution equal to 50% of his cash balance account. The remaining 50% of the cash balance account must be received in the form of an annuity upon retirement at age 55 or later. The normal retirement age under the Retirement Account is age 65, but participants who have attained age 55 with at least 10 years of service may elect to retire early. Upon retirement, participants can choose among the various actuarially equivalent forms of annuities offered under the plan.

Moody’s Corporation Pension Benefit Equalization Plan

The PBEP is a non-tax-qualified defined benefit pension plan that restores benefits to participants whose pensionable compensation exceeds the limitations under the federal income tax laws on the provision of benefits under tax-qualified defined benefit pension plans. For 2007, this limitation was $225,000. The provisions of the PBEP are the same as those of the Retirement Account. Upon attaining age 55 with at least 10 years of service, participants may elect to retire. Participants generally receive their benefit in the same annuity form as they elected in the Retirement Account at age 55 or later. A lump sum form of payment is available to any participant if at least 12 months prior to retirement or termination of employment he or she makes an election to receive a lump sum distribution of up to 100% of his benefit upon retirement. The PBEP was amended as of January 1, 2008 to provide that any participant who is an active employee of the Company or any subsidiary after December 31, 2004 shall receive all of his benefits under the PBEP in a lump sum on the six month anniversary of his separation from service with the Company or a subsidiary.

Moody’s Corporation Supplemental Executive Benefit Plan

The SEBP is a non-tax-qualified defined benefit pension plan designed to ensure the payment of a competitive level of retirement income and disability benefits to participants. A key management employee of the Company who is responsible for the management, growth, or protection of the Company’s business who is designated in writing by the Chief Executive Officer and approved by the Governance and Compensation Committee is eligible to participate in the plan on the effective date of his designation. The target retirement benefit for a participant is equal to 2% of average final compensation for each year of credited service up to 30 years of credited service, for a maximum benefit of 60% of average final compensation. This target benefit is offset by other pension benefits earned under the Retirement Account and PBEP, as well as benefits payable from Social Security and other pension benefits payable by the Company.

Participants earn one month of credited service for each month or fraction thereof that they are employed by the Company. Eligible compensation includes base salary, annual incentive awards, commissions, lump sum payments in lieu of foregone merit increases, “bonus buyouts” as the result of job changes, and any portion of such amounts voluntarily deferred or reduced by the participant under any Company employee benefit plan. Average final compensation is the highest consecutive 60 months of eligible compensation in the last 120 months of employment.

The SEBP also provides a temporary disability benefit in the event of a participant’s total and permanent disability. This disability benefit is equal to 60% of the 12 months of compensation earned by the participant immediately prior to the date of disability. The disability benefit is offset by any other disability income and/or pension income the participant is already receiving. Payment of the temporary disability benefit continues during the participant’s period of disability, but no later than age 65. During the period of total and permanent disability, a participant continues to earn credited service for retirement purposes.

Participants vest in their benefits after completing five years of service with the Company. Benefits are payable at the later of age 55 or termination of employment. For participants who terminate their employment prior to attaining age 55, benefits must commence at age 55 and their SEBP benefit will be reduced by 60% for early retirement. If a participant or vested former participant retires directly from the Company after age 55 and before age 60 without the Company’s consent, his retirement benefit is reduced by 3% for each year or fraction thereof that retirement commences prior to reaching age 60. If a participant retires directly from the Company on or after age 55 with the Company’s consent, benefits are not reduced for commencement prior to age 60.

The normal form of payment under the SEBP is a single-life annuity for non-married participants or a fully-subsidized 50% joint and survivor annuity for married participants. Participants may receive up to 100% of their benefit in the form of a lump-sum distribution by making a written election at least 12 months prior to termination of employment.

NONQUALIFIED DEFERRED COMPENSATION TABLE

None of the Named Executive Officers of Moody’s participated in any nonqualified deferred compensation plans in 2007.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The information below reflects the amount of compensation that would become payable to each of the Named Executive Officers under certain existing plans and arrangements if the executive’s employment had terminated under the specified circumstances or if there had been a change in control on December 31, 2007, given the named executive’s compensation and, if applicable, based on the Company’s closing stock price on that date. These benefits are in addition to benefits that may be available to the executive prior to the occurrence of any termination of employment, including under exercisable stock options held by the executive, and benefits available generally to salaried employees, such as distributions under the Company’s tax-qualified defined contribution plan and accrued vacation pay. In addition, in connection with any event including or other than those described below, the Company may determine to enter into an agreement or to establish an arrangement providing additional benefits or amounts, or altering the terms of benefits described below, as the Company determines appropriate.

The actual amounts that would be paid upon a Named Executive Officer’s termination of employment can be determined only at the time of such executive’s separation from the Company. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be higher or lower than reported below. Factors that could affect these amounts include the timing during the year of any such event, the Company’s stock price and the executive’s then current compensation.

Moody’s Corporation Career Transition Plan

Each of the Company’s Named Executive Officers currently participates in the Moody’s Corporation Career Transition Plan. This plan generally provides for the payment of benefits if an eligible executive officer’s employment terminates for one of several specified events: a reduction in force, a job elimination, unsatisfactory job performance (not constituting cause), or a mutually agreed upon resignation.

The plan does not cover employment terminations resulting from a unilateral resignation, a termination of employment for cause, a sale, merger, spin-off, reorganization, liquidation, or dissolution of the Company, or where the Named Executive Officer takes a comparable position with an affiliate of the Company. “Cause” means willful malfeasance or misconduct, a continuing failure to perform his duties, a failure to observe the material policies of the Company, or the commission of a felony or any misdemeanor involving moral turpitude.

In the event of an eligible termination of employment, a Named Executive Officer may be paid 52 weeks of salary continuation (26 weeks if the executive officer is terminated by the Company for unsatisfactory performance), payable at the times the executive officer’s salary would have been paid if employment had not terminated. For this purpose, salary consists of the Named Executive Officer’s annual base salary at the time of termination of employment. In addition, the Named Executive Officer may receive continued medical, dental, and life insurance benefits during the applicable salary continuation period and will be entitled to such outplacement services during the salary continuation period as are being generally provided by the Company to its employees.

Except in the case of a termination of employment by the Company for unsatisfactory performance, the Named Executive Officer also may receive:

•

a prorated portion of the actual annual cash incentive for the year of termination of employment that would have been payable to the executive officer under the annual cash incentive plan in which the executive officer was participating at the time of termination, provided that the executive officer was employed for at least six full months during the calendar year of termination;

•	financial planning and counseling services during the salary continuation period to the same extent afforded immediately prior to termination of employment.

The plan gives the Company’s Chairman and Chief Executive Officer the discretion to reduce or increase the benefits otherwise payable to, or otherwise modify the terms and conditions applicable to, a Named Executive Officer under the plan.

The receipt of any benefits under the plan is contingent upon the affected Named Executive Officer signing a severance and release agreement that prohibits him from engaging in conduct that is detrimental to the Company, such as working for certain competitors, soliciting customers or employees after employment ends, and disclosing confidential information the disclosure of which would result in competitive harm to us.

The estimated payments and benefits that would be provided to each Named Executive Officer still serving in that capacity under each circumstance that is covered by the Career Transition Plan are listed in the tables below.

Potential Payments and Benefits Upon a Termination of Employment

By Reason of a Reduction in Force, Job Elimination,

or a Mutually Agreed Upon Resignation(1)

Name	Salary Continuation ($)	Annual Cash Incentive ($)	Cash Payments in Lieu of Performance– Based Awards ($)	Medical, Dental, and Life Insurance Benefits ($)	Out- Placement Services ($)	Total ($)
Raymond W. McDaniel	$936,000	$1,372,800	—	—	$25,000	$2,333,800
Linda S. Huber	485,500	519,400	—	—	25,000	1,029,900
Brian M. Clarkson	650,000	780,000	—	—	25,000	1,455,000
Mark E. Almeida	425,000	420,000	—	—	25,000	870,000
John J. Goggins	361,000	306,400	—	—	25,000	692,400

(1)	For purposes of this analysis, the following assumptions were used:
•	the date of termination of employment was December 31, 2007;
•	each Named Executive Officer’s base salary was the amount as of December 31, 2007 and is continued for a period of 52 weeks; and
•	each Named Executive Officer’s annual cash incentive is equal to 100% of the target amount under the annual cash incentive program.

Potential Payments and Benefits Upon a Termination of Employment

By Reason of Unsatisfactory Job Performance

(Not Constituting Cause)(1)

Name	Salary Continuation ($)	Medical, Dental, and Life Insurance Benefits ($)	Out- Placement Services ($)	Total ($)
Raymond W. McDaniel	$468,000	—	$25,000	$493,000
Linda S. Huber	242,750	—	25,000	267,750
Brian M. Clarkson	325,000	—	25,000	350,000
Mark E. Almeida	212,500	—	25,000	237,500
John J. Goggins	180,500	—	25,000	205,500

(1)	For purposes of this analysis, the following assumptions were used:
•	the date of termination of employment was December 31, 2007; and
•	each Named Executive Officer’s base salary was the amount as of December 31, 2007 and is continued for a period of 26 weeks.

Other Potential Payments Upon Termination of Employment

Except for the Career Transition Plan and as provided below, the Company does not have any other contracts, agreements, plans, or arrangements that provide for payments to a Named Executive Officer at, following, or in connection with a termination of employment or a change in control of the Company or a change in the Named Executive Officer’s responsibilities.

The Company’s 2001 Stock Incentive Plan provides for vesting of outstanding stock options and restricted stock awards under certain circumstances as follows:

•

in the event of the death or disability of a Named Executive Officer after the first anniversary of the date of grant of a stock option, the unvested portion of such stock option will immediately vest in full and such portion may thereafter be exercised during the shorter of (a) the remaining stated term of the stock option or (b) five years after the date of death or disability;

•

in the event of the retirement of a Named Executive Officer after the first anniversary of the date of grant of a stock option, the unvested portion of such stock option will continue to vest in full during the shorter of (a) the remaining stated term of the stock option or (b) five years after the date of retirement;

•

in the event of a termination for any reason other than death, disability or retirement, an unexercised stock option may thereafter be exercised during the period ending 30 days after the date of termination, but only to the extent such stock option was exercisable at the time of termination;

•	in the event of the death, disability, or retirement of a Named Executive Officer after the first anniversary of the date of grant of a restricted stock award, the award will immediately vest in full;

•	in the event of termination for any reason other than death, disability or retirement, after the first anniversary of the date of grant of a restricted stock award, the award shall be forfeited; and

•	in the event of a change in control of the Company, the unvested portion of all outstanding stock options and restricted stock awards vest in full.

None of the continuing Named Executive Officers are currently eligible for retirement under the 2001 Stock Incentive Plan.

Potential Payments and Benefits Upon a Termination of

Employment by Reason of Death, Disability, or

Following a Change in Control of the Company(1)

Name	Stock Options ($)	Restricted Stock Awards ($)	Total ($)
Raymond W. McDaniel	$135,816	$2,169,953	$2,305,769
Linda S. Huber	0	900,925	900,925
Brian M. Clarkson	67,908	1,009,346	1,077,254
Mark E. Almeida	27,163	477,987	505,150
John J. Goggins	38,275	500,014	538,290

(1)	For purposes of this analysis, the following assumptions were used:
•	the date of termination of employment or the change in control of the Company was December 31, 2007; and
•	the market price per share of the Company’s Common Stock on December 31, 2007 was $35.70 per share, the closing price of the Common Stock on that date.

ITEM 3—STOCKHOLDER PROPOSAL

Mr. Nick Rossi, P.O. Box 249, Boonville, California 95415, the beneficial owner of 1,200 shares of Common Stock, as custodian for Katrina Wubbolding, has given notice of his intention to make the following proposal at the Annual Meeting.

3—Adopt Simple Majority Vote

RESOLVED, Shareowners urge our company to take all steps necessary, in compliance with applicable law, to fully adopt simple majority vote requirements in our Charter and By-laws. This includes any special solicitations needed for adoption.

Simple majority vote won an impressive 72% yes-vote average at 24 major companies in 2007. This topic was receiving the highest yes-vote average of any shareholder proposal topic in 2007. The Council of Institutional Investors www.cii.org recommends adoption of simple majority vote.

Currently a 1%-minority can frustrate the will of our 79%-shareholder majority under our multiple supermajority provisions of 80%. Also our supermajority vote requirements can be almost impossible to obtain when one considers abstentions and broker non-votes.

For example, a Goodyear (GT) proposal for annual election of each director failed to pass even though 90% of votes cast were yes-votes. While companies often state that the purpose of supermajority requirements is to protect minority shareholders, supermajority requirements are arguably most often used to block initiatives opposed by management but supported by most shareowners. The Goodyear vote is a perfect illustration.

The merits of adopting this proposal should also be considered in the context of our company’s overall corporate governance structure and individual director performance. For instance in 2007 the following structure and performance issues were reported (and certain concerns are noted):

•	We had no shareholder right to:

1) Cumulative voting.

2) Act by written consent.

3) Call a special meeting.

4) Elect each director annually.

5) Elect any director through a majority vote.

Additionally:

•	We could only cast a ballot regarding two of our directors in 2007.

•	In 2008 we were scheduled to vote on only 3 directors:

Mr. Glauber

Ms. Newcomb

Mr. Mack

•	We had a poison pill with a 15% trigger.

•	Mr. Wulff, serving on 5 boards and who we will not be able to cast a vote for or against in 2008, held seats on boards rated D by The Corporate Library:

Fannie Mae (FNM)

Celanese Corp. (CE)

The above concerns show there is room for improvement and reinforces the reason to take one step forward to encourage our board to respond positively to this proposal.

Adopt Simple Majority Vote—

Yes on 3

Statement of the Board of Directors in Opposition to the Stockholder Proposal

The Board of Directors unanimously recommends that stockholders vote AGAINST this proposal.

The proponent is requesting that the Company take action to eliminate the supermajority voting provisions in the Company’s Certificate of Incorporation and By-Laws, as further described below, and replace them with simple majority vote requirements. However, just as with amendments to the U.S. Constitution, we believe that certain actions that could fundamentally alter or amend the Company’s governance structure should require more than a majority vote. We believe that these supermajority voting provisions are tailored to promote stability and protect stockholders by restricting actions by both the Board of Directors and by other stockholders unless those actions enjoy broad support among our stockholders, and therefore that it would not serve the interests of stockholders to weaken these key provisions.

Current Provisions. Almost all matters that are voted upon by the Company’s stockholders are already determined by a majority vote of stockholders. The Board also has recently taken action to provide that a majority vote standard will apply in future elections of directors. However, the Certificate of Incorporation provides that an 80% “supermajority” vote of stockholders is required for only a few types of stockholder actions; specifically, to remove directors, to fill newly created directorships at a special meeting or to modify protective provisions in the Certificate of Incorporation that: (i) establish the Company’s classified board structure; (ii) provide that any action by stockholders is to be taken at the annual meeting and not by written consent or at special meetings called by stockholders; (iii) allow the Board of Directors to adopt, amend or repeal By-Laws; and (iv) restrict amendments to the Certificate of Incorporation and to the Company’s By-Laws that are inconsistent with the foregoing provisions. Under Delaware law, an amendment to the Company’s Certificate of Incorporation can be made only if the Board of Directors has approved and recommended the amendment to stockholders. However, the supermajority voting provisions ensure that, even if an amendment to the Certificate of Incorporation is approved by the Board of Directors, the change must be acceptable to the holders of most of the Company’s stock in order to be enacted.

The Company’s By-Laws contain conforming provisions and also provide that a supermajority vote is necessary to amend provisions of the By-Laws relating to (i) the size and constitution of the Board of Directors, and (ii) the conduct and calling of meetings of stockholders.

Increased Stability and Improved Long-Term Planning. Due to the nature of our business, the Company benefits from these supermajority voting requirements because they provide stockholders with enhanced stability. The Company’s primary business of assessing and issuing credit ratings depends in part upon maintaining the confidence of the marketplace and of regulators that the Company’s ratings processes are stable, methodical and free from improper influence. The Board believes that the Company’s business reputation benefits from stability at the corporate level, and the current voting framework promotes that stability by buffering the Company from third parties seeking to bring about changes in the Company’s governance structure that may have only a short-term focus.

The nature of the Company’s business and the economic and regulatory environment in which it operates are unique and constantly evolving. The supermajority vote provisions serve to ensure that any changes a third party may seek to affect are carefully considered by the Board and by stockholders, taking into account the interests of a broad range of stockholders. The Board believes that, due to the nature of the Company’s business, the Company benefits from the existing vote requirements through enhanced stability and the ability to pursue corporate strategies in a dynamic economic and regulatory environment.

Broad Consensus. In addition, fundamental changes in the Company’s corporate governance structure should not occur without approval from a large cross-section of its stockholders. The Company’s limited supermajority voting requirements afford protection to the Board so that its members may carry out their fiduciary duties to all stockholders. The supermajority provisions guard against self-interested actions by one or a few large stockholders and thereby allow the Board to maximize long-term value for all stockholders.

These supermajority provisions were adopted prior to the Company’s separation from The Dun & Bradstreet Corporation and relate to fundamental elements of our corporate governance. The Board has carefully considered this proposal and has assessed the arguments for and against eliminating the supermajority voting requirements. The Board has concluded that it continues to be appropriate to maintain these provisions because they restrict both stockholders’ and the board’s ability to effect fundamental changes to the Company’s governance structure unless those changes enjoy broad-based support.

The Board of Directors therefore recommends a vote AGAINST this stockholder proposal.

OTHER BUSINESS

The Board of Directors knows of no business other than the matters set forth herein which will be presented at the Annual Meeting. Inasmuch as matters not known at this time may come before the Annual Meeting, the enclosed proxy confers discretionary authority with respect to such matters as may properly come before the Annual Meeting, and it is the intention of the persons named in the proxy to vote in accordance with their best judgment on such matters.

STOCKHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

Stockholder proposals which are being submitted for inclusion in the Company’s proxy statement and form of proxy for the 2009 annual meeting of stockholders must be received by the Company at its principal executive offices no later than November 19, 2008. Such proposals when submitted must be in full compliance with applicable laws, including Rule 14a-8 of the Exchange Act.

Under the Company’s By-Laws, stockholder proposals which are being submitted other than for inclusion in the Company’s proxy statement and form of proxy for the 2009 annual meeting of stockholders must be received by the Corporate Secretary of the Company at its principal executive offices no earlier than January 22, 2009 and no later than February 11, 2009. Such proposals when submitted must be in full compliance with applicable law and the Company’s By-Laws. In order for a stockholder proposal submitted outside of Rule 14a-8 to be considered “timely” within the meaning of Rule 14a-4(c), such proposal must be received by the Company on or prior to February 11, 2009.

March 19, 2008

☒	Votes must be indicated (x) in Black or Blue ink.	THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES, FOR PROPOSAL II AND AGAINST PROPOSAL III.	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

The Board of Directors recommends a vote FOR its nominees.				The Board of Directors recommends a vote FOR Proposal II.
I. Election of three Class I Directors:
Nominees for Class I:
	FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN
01—Robert R. Glauber,	☐	☐	☐	II.	Ratification of the appointment of independent registered public accounting firm for 2008.	☐	☐	☐
The Board of Directors recommends a vote AGAINST Proposal III.
	FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN
02—Connie Mack,	☐	☐	☐	III.	Stockholder proposal to adopt simple majority vote requirements in the Company’s charter and by-laws.	☐	☐	☐
	FOR	AGAINST	ABSTAIN
03—Nancy S. Newcomb,	☐	☐	☐		And, in their discretion, in the transaction of such other business as may properly come before the Annual Meeting.

Mark this box if you plan to attend the Annual Meeting. ☐

Signature	Signature	Date

Please sign exactly as the name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

• FOLD AND DETACH HERE •

MOODY’S CORPORATION

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card

INTERNET http://www.eproxy.com/mco Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	TELEPHONE 1-866-580-9477 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

MOODY’S CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD TUESDAY, APRIL 22, 2008

The undersigned hereby appoints Raymond W. McDaniel, Jr., Linda S. Huber and John J. Goggins, and each of them, as proxies, each with full power of substitution, to represent the undersigned and vote all the shares of common stock of Moody’s Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on April 22, 2008 at 9:30 a.m., local time, at the Company’s offices at 7 World Trade Center, 250 Greenwich Street, New York, New York 10007, and any adjournment or postponement thereof. The undersigned directs the named proxies to vote as directed on the reverse side of this card on the specified proposals and in their discretion on any other business which may properly come before the meeting.

This card also constitutes voting instructions to the Trustee of the Moody’s Corporation Profit Participation Plan to vote, in person or by proxy, the proportionate interest of the undersigned in the shares of common stock of Moody’s Corporation held by the Trustee under the plan, as described in the Proxy Statement.

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES (SEE REVERSE SIDE), BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS. THE NAMED PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD OR FOLLOW THE APPLICABLE INTERNET OR TELEPHONE VOTING PROCEDURES.

(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

You can now access your MOODY’S CORPORATION account online.

Access your Moody’s Corporation stockholder account online via Investor ServiceDirect® (ISD).

The transfer agent for Moody’s Corporation, now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends

• View certificate history	• Make address changes

• View book-entry information	• Obtain a duplicate 1099 tax form

• Establish/change your PIN

Visit us on the web at http://www.bnymellon.com/shareowner

For Technical Assistance Call 1-877-978-7778 between 9am -7pm

Monday-Friday Eastern Time

ADMISSION TICKET Moody’s Corporation Annual Meeting of Stockholders April 22, 2008 9:30 a.m. 7 World Trade Center 250 Greenwich Street New York, New York 10007

To vote by telephone or Internet, please see the reverse side of this card. To vote by mail, please sign and date this proxy card on the reverse, tear off at the perforation and mail promptly in the enclosed postage-paid envelope.